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Exhibit 10.30

        AGREEMENT AND PLAN OF MERGER

by and among

CAPTURE MERGER CORP.,

MERRILL COMMUNICATIONS LLC,

WORDWAVE, INC.

and

PERRY SOLOMON,

AS STOCKHOLDER REPRESENTATIVE

Dated as of November 18, 2005

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EXHIBITS AND SCHEDULES

EXHIBIT A — Amended and Restated Certificate of Incorporation

EXHIBIT B — Form of Working Capital Escrow Agreement

EXHIBIT C—Form of WGM Legal Opinion

EXHIBIT D — Form of Indemnification Escrow Agreement

EXHIBIT E — Form of Paying Agent Agreement

Schedule 2.01(h) — Working Capital Methodologies

Schedule 5.03 — Pre-Closing Actions

Schedule 5.14(h) — Transaction Expenses

Schedule 6.01(j) — Required Consents

Schedule 8.02(e) — Indemnification Matters

Schedule 8.02(f) — Indemnification Matters

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AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 18, 2005, by and among Merrill Communications LLC, a Delaware limited liability company ("Parent"), Capture Merger Corp., a Delaware corporation ("Merger Sub"), a wholly owned subsidiary of Parent, and WordWave, Inc., a Delaware corporation (the "Company") and Perry Solomon, as Stockholder Representative.

W I T N E S S E T H:

        WHEREAS, the Company is engaged in the business (the "Business") of providing premium litigation support, digital recording and transcription, and captioning services;

        WHEREAS, Merger Sub desires to merge with and into the Company and the Company desires to merge with Merger Sub, upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Boards of Directors of the Company, Merger Sub and Parent have each (i) determined that the Merger (as defined in Section 1.01) is advisable, fair and in the best interests of their respective stockholders and members and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted and approved this Agreement, the Merger and the transactions contemplated by this Agreement; and

        WHEREAS, the holders of more than two-thirds of each of the classes of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock have elected not to treat the transactions contemplated by the Merger as a Liquidation (as such term is defined in the Company's Certificate of Incorporation and related preferred stock designations) by delivering written notice thereof to the Company;

        NOW THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.01.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.02) (the "Merger"). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (in such capacity, the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

        SECTION 1.02.    Effective Time.    The parties shall prepare, execute and deliver a certificate of merger (the "Certificate of Merger") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL and file same with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger (the "Effective Time").

        SECTION 1.03.    Effects of the Merger.    The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

        SECTION 1.04.    Certificate of Incorporation and Bylaws.

          (a)   The Certificate of Incorporation of the Company amended and restated as of the Effective Time in substantially the form set forth in Exhibit A hereto shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

          (b)   The Bylaws of Merger Sub immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

        SECTION 1.05.    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or such time as their respective successors are duly elected and qualified.

        SECTION 1.06.    Officers.    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or such time as their respective successors are duly elected and qualified.

ARTICLE II

CONVERSION OF SECURITIES; MERGER CONSIDERATION

        Section 2.01.    Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Merger Sub or limited liability company interests of Parent:

          (a)    Capital Stock of Merger Sub.    Each issued and outstanding share of capital stock of Merger Sub immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall be a wholly owned subsidiary of Parent, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time.

          (b)    Cancellation of Treasury Stock, Etc.    Each share of Company Capital Stock that is owned by Parent or Merger Sub or by the Company as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)    Payment of Accrued Dividends.    As part of the Base Purchase Price to be paid hereunder, at or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Company the amount necessary to make payment of the Accrued Dividends due the holders of Company Preferred Stock. The Company shall pay all Accrued Dividends in respect of shares of Company Preferred Stock (accrued through the date of conversion of such shares of Company Preferred Stock) at or immediately prior to the Effective Time.

          (d)    Payment of Merger Consideration.

              (i)  The total amount of consideration to be paid for all of the shares of Company Capital Stock and in respect of all Company Stock Options and Company Warrants shall be $155,000,000 (the "Base Purchase Price"), as adjusted pursuant to Sections 2.01(h), 2.01(i) and Article VIII below, plus the Earn-Out Payment, if any (in an amount not to exceed $5,000,000, as defined in and determined pursuant to Section 2.04), less Net Indebtedness for Borrowed Money, Accrued Dividends and Non-Trade Liabilities (collectively, the "Aggregate Merger Consideration"), which shall be paid in cash, without interest as follows:

              (A)  Subject to this Section 2.01, Section 2.02 and Article VIII, each issued and outstanding share of Series C Preferred Stock, shall be converted into the right to receive $6.50 in cash (the "Preferred Payment Amount").

              (B)  Subject to this Section 2.01, Section 2.02 and Article VIII, each issued and outstanding share of Company Common Stock issued and outstanding immediately before the Effective Time (other than Dissenting Shares and shares described in Section 2.01(b))

      shall be converted into the right to receive an amount in cash equal to X (the "Merger Consideration Per Common Share"), where

X =	(AMC - PPA) + AEP CS + CSO + CW

      and the abbreviations in the equation above have the following meanings:

AMC	=	Aggregate Merger Consideration
PPA	=	Preferred Payment Amount
AEP	=	Aggregate Exercise Price
CS	=	Number of Shares of Company Common Stock plus number of shares of Company Preferred Stock entitled to participate on an as-converted basis in amounts distributable to Company Common Stock in connection with Merger
CSO	=	Number of Company Stock Options with an exercise price per share immediately prior to the Effective Time less than the Closing Consideration Per Common Share
CW	=	Number of Company Warrants with an exercise price per share immediately prior to the Effective Time less than the Closing Consideration Per Common Share

              For purposes of this Agreement, "Aggregate Exercise Price" means the aggregate exercise price of all Company Stock Options and Company Warrants that have an exercise price immediately prior to the Effective Time that is less than the Closing Consideration Per Common Share; "Closing Consideration Per Common Share" means the amount of the Merger Consideration Per Common Share, excluding any Earn-Out Payment, reduced by the per share amount of the Stockholder Representative Expense Amount, Working Capital Escrow Amount and Indemnification Escrow Amount; "Closing Consideration Per Preferred C Share" means the amount of the Preferred Payment Amount, reduced by the per share amount of the Stockholder Representative Expense Amount, Working Capital Escrow Amount and Indemnification Escrow Amount; and "Closing Consideration" means the Closing Consideration Per Common Share or the Closing Consideration Per Preferred C Share, as applicable.

              (C)  Subject to this Section 2.01, Section 2.02 and Article VIII, each share of Series A Preferred Stock or Series B Preferred Stock issued and outstanding immediately before the Effective Time (other than Dissenting Shares) shall be converted into the right to receive a portion of the Aggregate Merger Consideration that such share would have been entitled to receive if such share had converted into a share of Company Common Stock immediately prior to the Effective Time.

              (D)  Each Company Stock Option outstanding at the Effective Time shall be converted into the right to receive an amount in cash as set forth in paragraph (e) below.

              (E)  Each outstanding Company Warrant shall become exercisable into the right to receive an amount in cash as set forth in paragraph (f) below.

             (ii)  The amount of the Aggregate Merger Consideration payable in respect of each share of Company Capital Stock, Company Stock Option and Company Warrant pursuant to this Section 2.01(d) is referred to as the "Merger Consideration" with respect to such share of Company Capital Stock, Company Stock Option or Company Warrant.

            (iii)  As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive a portion of the Merger Consideration as provided in this Section 2.01(d), in accordance with Section 2.02.

          (e)    Stock Options.

              (i)  Not later than ten (10) days prior to the anticipated Effective Time, the Company will send a notice to all holders of outstanding Company Stock Options (A) specifying that such options will not be assumed in connection with the Merger, and (B) specifying that any outstanding Company Stock Options will terminate and be cancelled at such time and represent only the right to receive the consideration, if any, specified in this Section 2.01(e) in accordance with the terms of this Agreement.

             (ii)  At the Effective Time, (A) each Company Stock Option which is then outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and (B) in consideration of such cancellation, (I) the Company shall pay to the holders of Company Stock Options ("Optionholders") an amount in respect of each Company Stock Option equal to the excess of (x) the product of the Closing Consideration Per Common Share multiplied by the number of shares of Company Common Stock which are issuable upon exercise of such Company Stock Option immediately prior to the Effective Time over (y) the aggregate exercise price of those shares of Company Common Stock underlying such Company Stock Option, and (II) the Escrow Agent shall pay to the Optionholders any other amounts paid to Stockholders from time to time pursuant to the Working Capital Escrow Agreement and the Indemnification Escrow Agreement, or as a result of any Earn-Out Payment, and the Stockholder Representative shall pay to the Optionholders any remaining amount of the Stockholder Representative Expense Amount paid to Stockholders from time to time, in each case in an amount equal to the per share amount to be paid to Stockholders multiplied by the number of shares of Company Common Stock which are issuable upon exercise of such Company Option immediately prior to the Effective Time. No payment shall be made with respect to any Company Stock Option having an exercise price equal to or greater than the Closing Consideration Per Common Share. At or prior to the Effective Time, the Company shall cause to be cancelled any Company Stock Option that has an exercise price that is equal to or greater than the Closing Consideration Per Common Share.

            (iii)  As part of the Aggregate Merger Consideration to be paid hereunder, at or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Company an amount necessary for the Company to make payment of the aggregate amounts due the Optionholders pursuant to this Section 2.01(e).

          (f)    Warrants.

              (i)  Not later than ten (10) days prior to the anticipated Effective Time, the Company will send a notice to all holders of outstanding Company Warrants (A) specifying that such warrants will not be assumed in connection with the Merger, and (B) specifying that any outstanding Company Warrants will terminate and be cancelled at such time and represent only the right to receive the consideration, if any, specified in this Section 2.01(f) in accordance with the terms of this Agreement.

             (ii)  At the Effective Time (A) each Company Warrant which is then outstanding shall by virtue of the Merger and without any action on the part of the holder thereof, be canceled and (B) in consideration of such cancellation, (I) the Company shall pay to the holders of

    Company Warrants an amount in respect of each Company Warrant equal to the excess of (x) the product of the Closing Consideration Per Common Share multiplied by the number of shares of Company Common Stock which are issuable upon exercise of such Company Warrant immediately prior to the Effective Time over (y) the aggregate exercise price of those shares of Company Common Stock subject to such Company Warrant, and (II) the Escrow Agent shall pay to the holders of Company Warrants any other amounts paid to Stockholders from time to time pursuant to Working Capital Escrow Agreement and the Indemnification Escrow Agreement, or as a result of any Earn-Out Payment, and the Stockholder Representative shall pay to the holders of Company Warrants any remaining amount of the Stockholder Representative Expense Amount paid to Stockholders from time to time, in each case, in an amount equal to the per share amount to be paid to Stockholders multiplied by the number of shares of Company Common Stock which are issuable upon exercise of such Company Warrant immediately prior to the Effective Time. No payment shall be made with respect to any Company Warrant having an exercise price equal to or greater than the Closing Consideration Per Common Share. At or prior to the Effective Time, the Company shall cause to be cancelled any Company Warrant that has an exercise price that is equal to or greater than the Closing Consideration Per Common Share.

            (iii)  As part of the Aggregate Merger Consideration to be paid hereunder, at or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Company an amount necessary for the Company to make payment of the aggregate amounts due to the holders of the Company Warrants pursuant to this Section 2.01(f).

          (g)    Working Capital Escrow.    Parent shall deposit in escrow with the Escrow Agent identified in the form of the Working Capital Escrow Agreement attached hereto as Exhibit B (the "Working Capital Escrow Agreement"), $300,000 (the "Working Capital Escrow Amount") of the Aggregate Merger Consideration issuable to the holders of Company Common Stock in exchange for such shares of Company Common Stock, which amount shall be held and disbursed in accordance with the terms of such Working Capital Escrow Agreement following the determination of the Final Working Capital (as hereinafter defined).

          (h)    Working Capital Adjustment.

              (i)  The parties agree that the determination of the amount of Aggregate Merger Consideration was based on the Company's delivery of Working Capital at the Closing in the amount of $18,057,000 (the "Target Working Capital"). Accordingly, no less than six (6) business days prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent an estimated balance sheet representing the Company's good faith estimate of the Working Capital of the Company as of the close of business on the Closing Date, based on the books and records of the Company and applied on a basis consistent with the audited balance sheet of the Company as of December 31, 2004. Parent shall have three (3) business days to review such good faith estimate, and the parties shall negotiate in good faith any disagreements concerning such estimate. The amount of such Working Capital estimate mutually agreed to by the Company and Parent prior to the Closing Date is herein referred to as the "Estimated Working Capital". "Working Capital" means an amount, as of any balance sheet date, computed using the procedures and methodologies set forth in Schedule 2.01(h) attached hereto, and finalized pursuant to this Section 2.01(h), equal to: (aa) the current assets of the Company (excluding Cash, deferred tax assets and any Transaction Tax Benefits, but including, for the avoidance of doubt, all pending Tax refunds applied for and previous year over-payments applied to 2005 by the Company or any of its Subsidiaries and any Tax payments made in 2005 in respect of 2005 taxes); (bb) less the current liabilities of the Company (excluding the current portion of Indebtedness, accrued interest thereon, liabilities for the payment of severance or similar benefits to employees of the Company or the

    Subsidiaries in connection with or by reason of the transactions contemplated by this Agreement, liability for income taxes (other than a liability reserve in the amount of $1,100,000 for income Taxes, which shall be included in current liabilities) and reserves for deferred Taxes established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standard No. 109, but including, for the avoidance of doubt, any Transaction Expenses incurred for services provided prior to and through the Closing (to the extent not paid), due or to become due by the Company in connection with or by reason of the transactions contemplated by this Agreement, whether or not required by GAAP or otherwise to be accrued, any special bonus or noncompetition payments owing to employees, regular bonus and commission amounts for employees pro rated through the Closing Date, all paid time off through the Closing Date, and the items on Schedule 2.01(h) , all of which shall be accrued as of the Closing Date unless previously paid), calculated in accordance with GAAP applied on a basis consistent with the audited balance sheet of the Company as of December 31, 2004.

             (ii)  If the Estimated Working Capital is less than the Target Working Capital, then the Aggregate Merger Consideration will be decreased on a dollar-for-dollar basis by the amount of such deficiency. If the Estimated Working Capital is greater than the Target Working Capital, then the Aggregate Merger Consideration will be increased on a dollar-for-dollar basis by the amount of such excess. In each case, such decrease or increase in the Aggregate Merger Consideration shall be subject to further adjustment pursuant to subsection (vi) below.

            (iii)  As promptly as practicable following the Closing Date, but in any event within 45 calendar days after the Closing Date, Parent will prepare a working capital statement of the Company as of the close of business on the Closing Date in accordance with GAAP applied on a basis consistent with the audited balance sheet of the Company at December 31, 2004, (the "Parent Working Capital Statement"). Parent shall deliver the Parent Working Capital Statement to the Stockholder Representative within such 45-day period.

            (iv)  The Stockholder Representative shall have 45 calendar days following receipt of the Parent Working Capital Statement during which to notify Parent of any dispute of any item contained in the Parent Working Capital Statement, which notice shall set forth in reasonable detail the basis for such dispute and the Stockholder Representative's calculation of the final Working Capital as it differs from the calculation set forth in the Parent Working Capital Statement. If the Stockholder Representative does not notify Parent of any dispute within such 45 calendar day period, or within such time period notifies Parent that it agrees with the Parent Working Capital Statement, the Parent Working Capital Statement shall be deemed to be the Final Closing Date Working Capital Statement (as hereinafter defined). The parties hereto shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, the Final Closing Date Working Capital Statement shall be prepared in accordance with the agreement of the parties hereto.

             (v)  If the parties are unable to resolve any dispute regarding the Parent Working Capital Statement within 15 calendar days (or such longer period as the parties shall mutually agree in writing) of notice of a dispute from the Stockholder Representative, the parties shall engage Ernst & Young LLP or another nationally-recognized accounting firm mutually acceptable to the parties (the "Arbitrator") to resolve the issues having a bearing on such dispute and such resolution shall be final and binding on the parties. The Arbitrator shall use commercially reasonable efforts to complete its work within 30 calendar days of its engagement. The fees, costs and expenses of the Arbitrator shall be allocated to and borne by Parent and the Company based on the inverse of the percentage that the Arbitrator's determination (before such allocation) bears to the total amount of the items in dispute as originally submitted to the Arbitrator. For example, should the items in dispute total $1,000 in amount and the

    Arbitrator awards $600 in favor of the Stockholder Representative's position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Stockholders. Any such expenses determined to be the Stockholders' responsibility shall be paid by the Stockholder Representative and deducted from the Stockholder Representative Expense Amount. The fees and disbursements of the advisors of each party incurred in connection with their preparation or review of any Parent Working Capital Statement shall be borne by such party. The Parent Working Capital Statement as finally determined pursuant to this Section 2.01(h) is referred to herein as the "Final Closing Date Working Capital Statement" and the Working Capital amount stated in the Final Closing Date Working Capital Statement is referred to herein as the "Final Working Capital."

            (vi)  Within ten days after the determination of the Final Closing Date Working Capital Statement in accordance with this Section 2.01(h), (A) if Final Working Capital is less than the Estimated Net Working Capital, then the Stockholders shall promptly pay to Parent an aggregate amount equal to the absolute difference between the Final Working Capital and the Estimated Working Capital, and (B) if the Final Working Capital is greater than the Estimated Working Capital, then Parent shall promptly pay to Stockholders in cash an aggregate amount equal to the absolute difference between the Final Working Capital and the Estimated Working Capital. Any payments required to be made pursuant to this Section 2.01(h) by the Stockholders shall initially be made from the Working Capital Escrow Amount in accordance with the terms of the Working Capital Escrow Agreement, and if the Working Capital Escrow Amount is insufficient, such payments shall be made from the Indemnification Escrow Amount, and if the Indemnification Escrow Amount is insufficient, the Stockholders shall pay such deficiency in proportion to their Proportional Amount, and shall be liable severally on such basis for such amounts or (b) if the Working Capital Escrow Amount is in excess of the aggregate amount owed to Parent, any remaining funds in the Working Capital Escrow Account shall be released promptly by the Escrow Agent pursuant to Section 2.02(d).

           (vii)  Nothing in this Section 2.01(h), including the preparation of the Final Working Capital Statement or the agreement by the parties on the Final Working Capital, shall impair the ability of Parent to rely on the representations and warranties of the Company or diminish the indemnification obligations of the Stockholders set forth in this Agreement.

          (i)    Stockholder Representative Account.    Parent shall pay to Stockholder Representative out of the Aggregate Merger Consideration and for the benefit of the Stockholders, to such account as shall be specified in writing by the Stockholder Representative, the amount of $200,000 (the "Stockholder Representative Expense Amount"), which shall be used by the Stockholder Representative in its sole discretion to (i) pay any Transaction Expenses which are not paid or accrued as of the Closing Date, and (ii) to defray, offset, settle or pay any Liabilities or expenses of the Company incurred in connection with the transactions contemplated by this Agreement and to pay out-of-pocket expenses, including reasonable fees and expenses of advisers, incurred by the Stockholder Representative in its capacity as such. The Stockholder Representative shall distribute any remaining amounts received under this Section 2.01(i) to the Stockholders in relation to each Stockholder's Proportional Amount, (a) from the Effective Time until such time as Parent has been reasonably assured that all of the Transaction Expenses were either accrued as of the Closing Date or have been paid after the Closing Date, upon the joint determination of Parent and the Stockholder Representative until, and (b) from and after the time that Parent has received such reasonable assurance, in the sole discretion of the Stockholder Representative. Parent and Merger Sub shall have no liability or responsibility to the Stockholders with respect to this Section 2.01(i).

          (j)    Indebtedness of the Company.    At or immediately prior to the Effective Time, and except as set forth in Section 5.18: (i) the Company shall use all of its Cash to either contribute to the payment of the Accrued Dividends or to contribute to paying off Indebtedness, as directed by Parent; and (ii) Parent shall directly pay (as part of the Base Purchase Price) or assume (through the Merger) the Net Indebtedness for Borrowed Money.

        SECTION 2.02.    Payment Procedures.

          (a)    Deposit of Funds.

              (i)  At the Effective Time, Parent shall deposit with the Paying Agent funds in an amount equal to the Aggregate Merger Consideration, excluding any Earn-Out Payment, which amount shall have been reduced as set forth in Section 2.01(d)(i), reduced by an amount equal to (A) the amount paid to the Company in respect of Company Stock Options pursuant to Section 2.01(e)(iii), (B) the amount paid by Parent to holders of Company Warrants pursuant to Section 2.01(f)(iii), (C) the Indemnification Escrow Amount, (D) the Working Capital Escrow Amount, and (E) the Stockholder Representative Expense Amount. Such funds shall be invested by the Paying Agent, in accordance with the provisions of the Paying Agent Agreement, pending payment therefor by the Paying Agent to the Stockholders. Earnings from such investments (other than amounts invested with respect to the Working Capital Escrow Amount, Indemnification Escrow Amount or Stockholder Representative Expense Amount) shall be the sole and exclusive property of Parent or the Surviving Corporation, as the case may be, and no part thereof shall accrue to the benefit of the Stockholders.

             (ii)  At or before the Effective Time, Parent will deposit with the Escrow Agent funds in an amount equal to the Indemnification Escrow Amount and the Working Capital Escrow Amount, which amounts will be held in separate accounts pursuant to the terms of the Indemnification Escrow Agreement and Working Capital Escrow Agreement.

            (iii)  At or before the Effective Time, Parent will deposit the Stockholder Representative Expense Amount into an account designated by the Stockholder Representative.

            (iv)  Parent shall bear the fees, costs and expenses of the Paying Agent and the Escrow Agent.

          (b)    Initial Payment Procedure.

              (i)  Prior to the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Company Capital Stock (the "Certificates") a letter of transmittal which shall (A) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, (B) contain instructions for use in effecting the surrender of the Certificates, (C) contain an acknowledgment that the holder is bound by the all of terms and conditions of this Agreement as a Stockholder, and that it will be, among other things, liable to Parent for such holder's Proportional Amount of any payments owed by the Stockholders pursuant to Sections 2.01(h) ("Working Capital Adjustment") and 8.02 ("Indemnification by Stockholders") hereof, and (D) contain the provisions specified in subsection (iv) below (the "Letter of Transmittal").

             (ii)  Prior to the Effective Time, the Company shall mail to each holder of a Company Warrant a Surrender and Cancellation Agreement, which shall contain instructions for use in effecting the surrender of the Company Warrants and the applicable provisions specified in subsection (iv) below (the "Surrender and Cancellation Agreement").

            (iii)  Prior to the Effective Time, the Company shall mail to each holder of a Company Stock Option an Options Acknowledgment, which shall contain the notice required by

    Section 2.01(e)(i) and the applicable provisions specified in subsection (iv) below (the "Options Acknowledgment").

            (iv)  Each of the Letter of Transmittal, the Surrender and Cancellation Agreement and the Options Acknowledgment shall be in customary form and shall specify that delivery of any documents required thereby shall be effected, and risk of loss and title to such documents shall pass, only upon proper delivery of such documents to the Paying Agent, Company or Parent, as applicable, and shall be in such form and have such other provisions as Parent, the Company and the Paying Agent shall reasonably specify, including, without limitation, provisions confirming the appointment of the Stockholder Representative pursuant to Section 11.13 and a representation by each such holder as to ownership, title, power and authority, and absence of liens and conflicts with respect to Certificates, Company Stock Options or Company Warrants as well as a release of Parent, the Company and each of their respective Affiliates by each Stockholder for any claims arising as a result of such Stockholder's status as a stockholder of the Company prior to and including the Effective Time and instructions for use in effecting the surrender of the Certificates, Company Stock Options or Company Warrants for the Merger Consideration Per Common Share payable thereon pursuant to this Agreement.

             (v)  Upon surrender for cancellation in accordance with this section of a Certificate, Company Stock Option or Company Warrant held by any such Stockholder, together with such Letter of Transmittal, Surrender and Cancellation Agreement or Options Acknowledgment, as the case may be, duly executed, the holder of such Certificate, Company Stock Option or Company Warrant shall be entitled to receive in exchange therefor such consideration to which the holder thereof may be entitled as of the Effective Time (i) in the case of Certificates, in respect of the Company Capital Stock represented by the Certificate, (ii) in the case of Company Warrants, as set forth in Section 2.01(f) and (iii) in the case of Company Stock Options, as set forth in Section 2.01(e). Any Certificate, Company Stock Option or Company Warrant so surrendered shall forthwith be canceled. Any portion of the Preferred Payment Amount or Merger Consideration Per Common Share shall be paid to holders of Company Capital Stock, Company Stock Options and Company Warrants by mailing a check to such address as the Company shall specify in writing to the paying party (or, in the case of a holder who receives at least One Hundred Thousand Dollars ($100,000) of Aggregate Merger Consideration, by wire transfer to such account as may be specified by the Company to the paying party within such time period).

          (c)    Payment of Indemnification Escrow Amount.    As soon as practicable following the release of any portion of the remaining Indemnification Escrow Amount to the Stockholders pursuant to the terms of the Indemnification Escrow Agreement, the Escrow Agent will remit to the Stockholders (other than holders of Dissenting Shares) an amount equal to the per share amount of the remaining Indemnification Escrow Amount distributed for each Outstanding Share; provided, however, that no such distributions will be made with respect to any Outstanding Share until such applicable Stockholder has complied with the procedures specified herein for receipt of the Closing Consideration payable with respect to such Outstanding Shares.

          (d)    Payment of Working Capital Amount.    As soon as practicable following the release of the remaining Working Capital Escrow Amount, if any, to the Stockholders pursuant to the terms of the Working Capital Escrow Agreement, the Escrow Agent will remit to the Stockholders (other than holders of Dissenting Shares) an amount equal to the remaining Working Capital Escrow Amount distributed for each Outstanding Share (in the Proportional Amount for each Stockholder); provided, however, that no such distributions will be made with respect to any Outstanding Share until such applicable Stockholder has complied with the procedures specified herein for receipt of the Closing Consideration payable with respect to such Outstanding Shares.

          (e)    Payment for Dissenting Shares.    Notwithstanding the foregoing, no amounts shall be payable at any time other than as provided in Section 2.03 and the DGCL with respect to any Dissenting Shares. In the case of Dissenting Shares, payment shall be made in accordance with Section 2.03 and the DGCL. In the case of any shares of Company Capital Stock with respect to which dissenters' rights have not terminated as of the Effective Time, if such shares of Company Capital Stock become Dissenting Shares, payment shall be made in accordance with Section 2.03 and the DGCL, and if, instead, the dissenters' rights with respect to such shares irrevocably terminate after the Effective Time, such shares of Company Capital Stock shall be entitled to receive the Merger Consideration to which such shares are otherwise entitled in accordance with the provisions of Section 2.01(d).

          (f)    Unclaimed Property.    Promptly following (A) one year after the Effective Time with respect to the Merger Consideration deposited with the Paying Agent or Escrow Agent with respect to the Working Capital Escrow Amount or (B) the termination of the Indemnification Escrow Agreement with respect to the Indemnification Escrow Amount, Parent shall be entitled to require the Paying Agent or the Escrow Agent, as applicable, to deliver to it any portion of the Merger Consideration, Indemnification Escrow Amount or the Working Capital Escrow Amount (including any interest or other income received with respect thereto), as applicable, that had been made available to the Paying Agent or Escrow Agent, as applicable, and that has not been disbursed to holders of Certificates, Company Stock Options and Company Warrants, or any Certificates, Company Stock Options, Company Warrants or other documents relating to the Merger in its possession, and thereafter such Stockholders shall be entitled to look to Parent only as general creditors thereof with respect to any portion of the consideration payable upon due surrender of their Certificates, Company Stock Options or Company Warrants, without interest. Notwithstanding anything to the contrary in this Section 2.02(d), to the fullest extent permitted by applicable Law, none of the Paying Agent, the Escrow Agent, Parent or the Surviving Corporation shall be liable to any holder of a Certificate, Company Stock Option or Company Warrant for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)    No Further Ownership Rights in Company Capital Stock; Transfer Books.    The Aggregate Merger Consideration paid to the Paying Agent in accordance with the terms of this Section 2.02 upon conversion of any shares of Company Capital Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock and each Stockholder waives any other claim or right in respect thereto or otherwise in their capacity as a holder of Company Capital Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

          (h)    Withholding Rights.    The party making payments to any holder of Company Capital Stock, Company Stock Options or Company Warrants shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock, Company Stock Options or Company Warrants pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by such party, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock, Company Stock Options or Company Warrants in respect of which such deduction and withholding was made by such party. The Paying Agent and Escrow Agent shall be responsible for preparation, filing and provision of all Tax Returns and reports associated with the funds held pursuant to the Paying Agent Agreement, including, but not limited to, provision of Forms W-2 or 1099 (as applicable) to the applicable parties.

        SECTION 2.03.    Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and held by holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 2.01. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 2.01 (as adjusted, if applicable), without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such Dissenting Shares.

          (b)   The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        SECTION 2.04.    Earn-Out Payment.

          (a)   In addition to the Base Purchase Price, Parent will pay to the Stockholders up to a maximum of Five Million Dollars ($5,000,000) in the event that both the EBITDA Target and the Net Sales Target (as such terms are defined below) have been achieved (the "Earn-Out Payment"). The Earn-Out Payment will be payable by Parent in an amount and as otherwise determined pursuant to the terms and conditions set forth in this Section 2.04.

          (b)   The Earn-Out Payment will be paid by Parent only if both of the following conditions have been satisfied:

              (i)  The EBITDA of the Company (as defined below) for the twelve months ending December 31, 2005 is equal to or greater than $16,924,000 (the "EBITDA Target"); and

             (ii)  The Net Sales of the Company (as defined below) for the twelve months ending January 31, 2007 are equal to or greater than $100,200,150 (the "Net Sales Target").

          (c)   Promptly after completion of the audit of the Company's financial statements for the year ending December 31, 2005, Parent shall calculate EBITDA of the Company for the twelve months ended December 31, 2005 and shall deliver to the Stockholder Representative financial statements and appropriate accompanying documentation showing the EBITDA of the Company. Parent shall provide the Stockholder Representative with access to information and personnel and representatives of the Company necessary for Stockholder Representative to verify such EBITDA calculation. Parent and the Stockholder Representative shall use commercially reasonable efforts to jointly agree, in good faith, on whether the EBITDA Target has been achieved. If the parties are unable to resolve any disagreement regarding the calculation of EBITDA of the Company within 5 business days from notice by the Stockholder Representative of a disagreement (or such longer period as Parent and the Stockholder Representative shall mutually agree in writing), then the parties shall engage the Arbitrator to resolve the issues having a bearing on such disagreement and such resolution shall be final and binding on the parties. One-half of the fees, cost and expenses of the Arbitrator shall be borne by each of Parent and the Stockholders. If the EBITDA Target is not

  achieved, Parent shall not be obligated to make any Earn-Out Payment, regardless (among other things) of whether the Net Sales Target is achieved.

          (d)   If EBITDA of the Company (as determined pursuant to the procedures set forth in subsection (c) above) is equal to or greater than the EBITDA Target, Parent shall, no later than March 15, 2007, calculate the Net Sales of the Company for the 12 months ended January 31, 2007 and shall deliver to the Stockholder Representative financial statements and appropriate accompanying documentation showing the amount of such Net Sales of the Company. Parent shall provide the Stockholder Representative with access to information and personnel and representatives of the Company necessary for the Stockholder Representative to verify such calculation of the Net Sales of the Company. Parent and the Stockholder Representative shall use commercially reasonable efforts to jointly agree, in good faith, on whether the Net Sales Target has been achieved. If the parties are unable to resolve any disagreement regarding the calculation of Net Sales of the Company within 5 business days from notice by the Stockholder Representative of a disagreement (or such longer period as Parent and the Stockholder Representative shall mutually agree in writing), then the parties shall engage the Arbitrator to resolve the issues having a bearing on such disagreement and such resolution shall be final and binding on the parties. One-half of the fees, cost and expenses of the Arbitrator shall be borne by each of Parent and the Stockholders (to be paid from the Stockholder Representative Expense Amount).

          (e)   If both the EBITDA Target and the Net Sales Target have been achieved (as determined pursuant to the procedures set forth in subsections (c) and (d) above), the amount of the Earn-Out Payment will be determined as follows (provided, however, that the Earn-Out Payment in no event will exceed $5,000,000):

              (i)  If the EBITDA Target has been achieved and Net Sales of the Company for the twelve months ending January 31, 2007 ("2007 Net Sales") are equal to or greater than $101,136,600, then the amount of the Earn-Out Payment will be Five Million Dollars ($5,000,000). If the EBITDA Target has been achieved and 2007 Net Sales are equal to the Net Sales Target, then the amount of the Earn-Out Payment will be One Million Dollars ($1,000,000). If the EBITDA Target has been achieved and 2007 Net Sales are less than the Net Sales Target, then the amount of the Earn-Out Payment will be $0.

             (ii)  If the EBITDA Target has been achieved and 2007 Net Sales are more than the Net Sales Target but less than $101,136,600, then the amount of the Earn-Out Payment will $1,000,000, plus an amount determined by multiplying $4,000,000 by a percentage derived from the following formula:

(2007 Net Sales - Net Sales Target) $936,450

          (f)    Any Earn-Out Payment payable pursuant to this Section 2.04 (which payment shall be made through the Escrow Agent) shall be paid no later than April 30, 2007 by Parent to the holders of Company Capital Stock (excluding the holders of Series C Preferred Stock), Company Stock Options or Company Warrants (other than holders of Dissenting Shares) in the Proportional Amount for each such Stockholder; provided, however, that no such distributions will be made with respect to any Outstanding Share until such applicable Stockholder has complied with the procedures specified herein for receipt of the Closing Consideration Per Common Share payable with respect to such Outstanding Shares.

          (g)   For the purposes of this Section 2.04, "EBITDA of the Company" for the twelve months ended December 31, 2005 shall mean an amount equal to the earnings of the Company and its subsidiaries during such period, before deductions for interest, income taxes, depreciation and amortization, determined in accordance with GAAP, applied on a basis consistent with the

  Company's accounting practices as reflected in its December 31, 2004 financial statements; provided, however, that such calculation shall not include any Transaction Expenses.

          (h)   For purposes of this Section 2.04, "Net Sales of the Company" shall mean the gross invoice price with respect to sales of the Company's LegalLink business unit, including court reporting services, TotalTranscript/WordIndex, new bundled features, realtime court reporting, videography services and trial presentation services offered by that business unit (but excluding, for the avoidance of doubt, document management and electronic data discovery services), less the sum of the following deductions where applicable: cash, trade or quantity discounts, sales, use, or other excise or similar taxes imposed upon particular sales, and allowances or credits to customers because of rejections or returns, as calculated in accordance with GAAP, applied on a basis consistent with the Company's accounting practices as reflected in its December 31, 2004 financial statements. For purposes of the calculation of the Net Sales of the Company, sales arising from businesses or assets acquired by Parent or the Company after the date hereof will be excluded.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedule of the Company attached hereto (the "Company Disclosure Schedule"), the Company hereby represents and warrants, as of the date of this Agreement as follows:

        SECTION 3.01.    Organization; Good Standing.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. The Company has made available to Parent accurate and complete copies of its Certificate of Incorporation and bylaws as currently in full force and effect. The minute books of the Company have been made available for inspection by Parent prior to the date hereof and accurately reflect in all material respects all material actions of the Board of Directors of the Company and the Stockholders.

        SECTION 3.02.    Authorization of Agreement.

          (a)   The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the "Company Documents"), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, and, subject to obtaining the approval of the Company's stockholders, no other corporate action on the part of the Company or any Subsidiary is necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (b)   Without limiting the generality of the foregoing, on or prior to the date of this Agreement, the Board of Directors of the Company has unanimously (i) declared that the Merger is advisable and fair to and in the best interest of the Company and the holders of each class of the Company Capital Stock, and approved and adopted this Agreement in accordance with the DGCL, (ii) recommended approval and adoption of this Agreement and the transactions contemplated hereby by the Company's stockholders. The Board of Directors of the Company has not withdrawn or modified such approval or resolution to recommend.

          (c)   The only votes of the holders of any class or series of Company Capital Stock necessary to approve the transactions contemplated by this Agreement and the other Company Documents are (i) the election of the holders of two-thirds of the outstanding shares of Series A Preferred Stock to not treat the Merger as a liquidation, voting as a single class, (ii) the election of the holders of two-thirds of the outstanding shares of Series B Preferred Stock to not treat the Merger as a liquidation, voting as a single class, and (iii) the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Company Common Stock, voting as a single class (assuming that each share of Series A Preferred Stock, each share of Series B Preferred Stock and each share of Series C Preferred Stock has been converted to shares of Company Common Stock in accordance with their respective terms), and no other vote of the holders of any class or series of the capital stock of the Company is required by law, the Company's Certificate of Incorporation or the bylaws of the Company or otherwise in order for the Company to consummate the transactions contemplated by this Agreement and the other Company Documents (the "Requisite Stockholder Consent").

          (d)   The Company has provided to Parent copies of the Company's Amended and Restated Stockholders Agreement, dated as of October 29, 1999, and all signature pages of Stockholders relating thereto. Each holder of Company Capital Stock that has executed such signature page is obligated by contract to vote (to the extent it is entitled to vote by law or by the Company's Certificate of Incorporation or otherwise) in favor of the Merger and the transactions contemplated by this Agreement. This Agreement will, as of the Closing, constitute the legal, valid and binding obligation of each holder of Company Capital Stock, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        SECTION 3.03.    Conflicts; Consents of Third Parties.

          (a)   Except for (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of the Certificate of Merger in accordance with the DGCL, and (iii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect, no filing or registration with, and no permit, authorization, consent or approval of, any federal, state or local government, or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including courts of competent jurisdiction ("Governmental Body"), is necessary on the Company's part or on the part of any Subsidiary for the consummation by the Company of the transactions contemplated by this Agreement.

          (b)   None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws, memorandum or articles of association or comparable organizational documents of the Company or any Subsidiary; (ii) any Contract or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) any Order of any Governmental Body applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any Subsidiary are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.

          (c)   Neither the Company nor any of the Subsidiaries is a party to or bound by any agreement which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective subsidiaries to any creditor, shareholder, director, officer, employee, consultant or independent contractor thereof.

          (d)   No Person has any rights of first offer, preemptive rights, rights of first refusal or other rights relating to the issuance of equity securities of the Company or the consummation of the Merger.

        SECTION 3.04.    Capitalization; Title to Shares.    Section 3.04 of the Company Disclosure Schedule sets forth the issued and outstanding Company Capital Stock, Company Stock Options and Company Warrants as of the Closing Date. All of the outstanding shares of Company Capital Stock were validly issued and are fully paid and nonassessable, and were issued in compliance in all material respects with all applicable federal and state securities laws and regulations, and not in violation of any applicable preemptive rights. The Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options warrants or other rights or arrangements existing or outstanding which provide for the sale of issuance of any of the foregoing by the Company. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of Company Capital Stock or other equity securities of the Company or any Subsidiary of any kind. There are no agreements or other obligations (contingent or otherwise) which require the Company or any Subsidiary to repurchase or otherwise acquire any shares of Company Capital Stock or other equity securities or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. As of the date of this Agreement, each share of Series A Preferred Stock and Series B Preferred Stock is convertible into one share of Company Common Stock.

        SECTION 3.05.    Subsidiaries.

          (a)   Section 3.05 of the Company Disclosure Schedule sets forth the name of each subsidiary of the Company (each, a "Subsidiary, and collectively, the "Subsidiaries"), and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, its registered number (if applicable) and the address of its registered office, the United States jurisdictions, if any, in which it is qualified to do business, the nominal or par value and the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing (except in jurisdictions where such concept does not apply) under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted.

          (b)   The outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests are owned both beneficially and of record 100% by the Company or a Subsidiary, free and clear of any and all Liens. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary.

          (c)   Except to the extent disclosed in Section 3.05 of the Company Disclosure Schedule, neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any capital, equity, partnership, participation, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity.

        SECTION 3.06.    Financial Statements.

          (a)   The Company has made available to Parent copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2003 and 2004 and the related audited consolidated statements of income statements of stockholders' equity and of cash flows of the Company and the Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at September 30, 2005 and the related consolidated statements of income statements of Stockholders' equity and cash flows of the Company and the Subsidiaries for the nine month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Except as set forth in the notes thereto, each of the Financial Statements (a) has been based upon information contained in the Company's and its Subsidiaries' books and records, (b) present fairly in all material respects or, in the case of any Subsidiary incorporated in any part of the United Kingdom, a true and fair view of, the financial condition, cash flows Stockholders' equity and results of operations of the Company and the Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments, none of which are material), (c) reflect and provide in accordance with GAAP adequate reserves in respect of all known liabilities of the Company, including all known contingent liabilities, which reserves are required to be reflected in the Financial Statements in accordance with GAAP and (d) do not contain any items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business except as expressly specified therein.

  For the purposes hereof, the audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2004 is referred to as the "Balance Sheet" and December 31, 2004 is referred to as the "Balance Sheet Date".

          (b)   The Company keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect in all material respects the transactions and balances reflected in the Financial Statements.

        SECTION 3.07.    Absence of Undisclosed Liabilities.    Except as disclosed in the Balance Sheet, neither the Company nor any Subsidiary has any material Liabilities required to be disclosed under

GAAP other than (i) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, and (ii) Liabilities incurred in connection with the transactions contemplated hereby.

        SECTION 3.08.    Absence of Certain Changes or Events.    Except as contemplated by this Agreement, since the Balance Sheet Date, the Company and the Subsidiaries have operated only in the Ordinary Course of Business, there has not been any change, event or circumstance that has had, individually or in the aggregate, a Material Adverse Effect and there has not been any:

          (a)   transactions, commitments, contracts, capital expenditures or agreements entered into by the Company or any of the Subsidiaries or any relinquishment or waiver by the Company or any of the Subsidiaries of any contract or other right, in each case involving an aggregate financial obligation of the Company or such Subsidiary or involving aggregate payments by the Company or such Subsidiary, in excess of $250,000, other than in the Ordinary Course of Business;

          (b)   change in the authorized or issued capital stock or share capital of the Company or any Subsidiary; grant of any option, right to purchase or similar right regarding the capital stock of the Company or capital stock or shares of any Subsidiary; purchase, redemption, retirement, or other acquisition by the Company or any Subsidiary of any such capital stock or shares; or declaration or payment of any dividend or other distribution or payment in respect of the Company Capital Stock;

          (c)   amendment to the organizational or constitutional documents of the Company or any Subsidiary;

          (d)   failure to pay or perform, or delay in payment or performance of, any material obligation by the Company or any Subsidiary (other than an obligation being contested or which the Company or Subsidiary intends to contest in good faith by appropriate proceedings, in either event, for which the Company or any Subsidiary, as the case may be, has established adequate reserves which are reflected in the Financial Statements);

          (e)   payment of any bonuses, or material increase in salaries or other compensation, by the Company or any Subsidiary to any of their respective directors, officers, or employees, except for bonus awards and increases in salaries made in the Ordinary Course of Business;

          (f)    damage to or destruction or loss of any asset or property of the Company or any Subsidiary, whether or not covered by insurance, which has had a Material Adverse Effect;

          (g)   incurrence of indebtedness or guarantee of debt or other liability of any third party by the Company or any Subsidiary other than in the Ordinary Course of Business;

          (h)   sale, transfer, or other disposition of any assets or properties of the Company or any Subsidiary, except in the Ordinary Course of Business, or any mortgage, pledge or subjection to any Lien with respect to any material assets or properties of the Company or any Subsidiary;

          (i)    acquisition or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

          (j)    material change in the accounting methods, principles or practices used by the Company and the Subsidiaries, other than (A) write-downs or write-offs in the value of assets as required by GAAP, or (B) such adjustments as may be required by GAAP as a result of the transaction contemplated by this Agreement;

          (k)   making or revocation of any material Tax election or any settlement or compromise of any material Tax liability or application for any change in a material Tax accounting method; or

          (l)    entering into any written agreement to do any of the actions described in clauses (a) through (k) above.

        SECTION 3.09.    Taxes.

          (a)   Each of the Company and the Subsidiaries has properly prepared in all material respects and timely filed (taking into account all applicable extensions) all material Federal, state and foreign Tax Returns and reports required to be filed by any of them, and all material Taxes (whether or not shown on any Tax Return) required to be paid by any of them have either been paid by them or are reflected in accordance with GAAP as a reserve for Taxes on the most recent Financial Statements (exclusive of any reserves for deferred Taxes established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standards No. 109). No requests for waivers of the time to assess any material Taxes have been made that are still pending. No income Tax Return of the Company or the Subsidiaries is under current examination by the IRS, HM Revenue and Customs in the UK or by any other state or foreign tax authority and neither the Company nor any of its Subsidiaries is a party to a pending action, proceeding or investigation by any Governmental Body.

          (b)   Neither the Internal Revenue Service, HM Revenue and Customs nor any other taxing authority has asserted any written claim for material Taxes, or to the Knowledge of the Company, is threatening to assert any claims for Taxes from the Company or any Subsidiary. Neither the Internal Revenue Service, HM Revenue and Customs nor any other taxing authority has advised the Company or any Subsidiary in writing that it is or may be required to file a Tax Return where a Tax Return has not been filed. The Company and each Subsidiary have withheld or collected and paid over to appropriate governmental authorities (or are properly holding for such payment) all material Taxes required by law to be withheld or collected by them, and, in respect of the UK, the Company and each of the Subsidiaries has properly operated the PAYE system, deducting Taxes as required by Law from all payments and benefits made or provided to its directors, employees, former directors and employees and independent contractors.

          (c)   Neither the Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, or has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (d)   Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code § 7121 (or any comparable provision of state, local, or foreign law) entered into prior to the Closing Date; (iii) intercompany transactions (including deferred intercompany transactions) described in Treasury Regulations under Code § 1502 (or any comparable provision of state, local, or foreign law) occurring prior to the Closing Date; (iv) any excess loss account described in Treasury Regulations under Code § 1502 (or any comparable provision of state, local, or foreign law) existing immediately prior to the Effective Time (iv) installment sale or open transaction disposition made prior to the Closing Date; or (v) prepaid amount received prior to the Closing Date.

          (e)   Neither the Company nor any Subsidiary (i) is a party to or is bound by any Tax allocation, Tax sharing or Tax indemnity agreement that includes a party other than the Company or a Subsidiary, (ii) owns any interest in any entity or venture that is treated as a partnership for Tax purposes, (iii) has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or any comparable Tax Return under state, local, or foreign law) other than the affiliated group of which the Company or any Subsidiary is the common parent. Neither the Company nor any Subsidiary has distributed stock or shares of another corporation, or had its stock or shares distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Code §§ 355 or 361. Neither the Company nor any Subsidiary is the subject of a private letter ruling from the Internal Revenue Service or other taxing authority that will have continuing effect after the Closing Date. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (f)    None of the Subsidiaries incorporated in the United Kingdom or resident for tax purposes in the United Kingdom has incurred or become liable to incur, and there is no continuing obligation to pay, any amount that will not be wholly deductible in computing taxable profits, except for capital expenditure qualifying for capital allowances and expenditure on entertainment.

          (g)   Neither the Company nor any Subsidiary has engaged in a reportable transaction under Section 1.6011-4(b) of the U.S. Treasury Regulations, Part XVII of the Income and Corporation Taxes Act of 1988 of the United Kingdom ("ICTA") (or similar provision of any state law) or in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service or HM Revenues and Customs has determined to be a tax avoidance transaction and identified by notice, regulation, assessment or other form of published guidance as a listed transaction, as set forth in Section 1.6011-4(b)(2) of the Treasury Regulations or Section 703(3) of ICTA (or similar provision of any state law).

          (h)   None of the Subsidiaries incorporated in the United Kingdom or resident for tax purposes in the United Kingdom has made a claim for group relief or claims for or agreements relating to the surrender of surplus advance corporation tax or repayments of Tax to which a Subsidiary is or was a party for accounting periods ending in the six years before the Closing Date other than a claim involving another Subsidiary and no Subsidiary has agreed to make any payment for group relief or surplus advance corporation tax or repayments of Tax surrendered to it to any company other than another Subsidiary.

          (i)    The Merger will not cause the Company or any Subsidiary to lose or no longer qualify for Tax incentives, Tax holidays, Tax rebates or special Tax rate relief (including, without limitation, an unemployment tax experience factor in any state or locality that is less than the factor applicable to new businesses of the type operated by the Company or its Subsidiaries) or other favorable Tax benefits specially authorized by any governmental authority to which the Company was entitled prior to the effectiveness of this Agreement. Parent is not required to provide any notice of the Merger to any Governmental Body to ensure that the statement made in the preceding sentence is correct.. There are no assets currently owned by any of the Subsidiaries incorporated in the United Kingdom in respect of which a charge may arise on a group company ceasing to be a member of the same group of companies as any other group company.

        SECTION 3.10.    Real Property.    Neither the Company nor the Subsidiaries owns or has fee or freehold title to any real property or ownership of heritable property. Section 3.10(a) of the Company Disclosure Schedule sets forth a complete list of all leases, licenses or tenancy agreement of real property by the Company or a Subsidiary (individually, a "Real Property Lease" and collectively, the "Real Property Leases"), as lessee or lessor. Neither the Company nor any Subsidiary is a tenant, licensee, assignee or guarantor of an lease, license or tenancy agreement other than in relation to the Real Property Leases or acquired, assigned or otherwise disposed of any leasehold property in such a way that it retains any residual liability in respect of it. The Real Property Leases are in full force and effect, and the Company or a Subsidiary holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor's rights laws. The Company has delivered or made available to Parent complete and accurate copies of each of the leases described in Section 3.10(a) of the Company Disclosure Schedule, and none of such leases has been modified in any material respect, except to the extent that such modifications have been made in writing and made available to Parent. Neither the Company nor any Subsidiary is in breach or default under any of the Real Property Leases nor has any event occurred that with notice or lapse of time, or both, would constitute such a breach or default by the Company or any Subsidiary under any of the Real Property Leases.

        SECTION 3.11.    Tangible Personal Property.    Section 3.11 of the Company Disclosure Schedule sets forth all leases of personal property, hire purchase agreements, finance leases, rental agreements or other hire arrangements by the Company or a Subsidiary ("Personal Property Leases") involving annual payments in excess of $100,000. To the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company or any Subsidiary under any of the Personal Property Leases.

        SECTION 3.12.    Title to Assets.

          (a)   Each of the Company and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and other assets it purports to own. All such properties and other assets, other than properties and other assets in which the Company or the Subsidiaries has a leasehold interest, are free and clear of all Liens. The Company and the Subsidiaries hold all rights, properties and assets that are necessary to permit the Surviving Corporation to continue the business and operations of the Company and the Subsidiaries after the Effective Time in a manner consistent with past practice.

          (b)   Each of the Company and the Subsidiaries has materially complied with the terms of all leases, hire purchase agreements, finance leases, rental agreements or other hire arrangements to which it is a party and under which it is in occupancy or possession, and all such leases are in full force and effect.

        SECTION 3.13.    Intellectual Property.

          (a)   The Company and the Subsidiaries own, or license or otherwise possess legally enforceable rights to use all Intellectual Property used or necessary to conduct the business of the Company and the Subsidiaries in the Ordinary Course of Business, or that would be necessary as such business is currently planned to be conducted (in each case excluding generally commercially available, "off-the-shelf" software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses), the absence of which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, trade dress, logos, registered designs, moral rights, copyrights and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, trade dress, logos, registered designs, moral rights, corporate names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, inventions, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

          (b)   The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense and other agreement as to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any third party Intellectual Property that is material to the business of the Company and the Subsidiaries, taken as a whole, including software that is incorporated in, or forms a material part of any material product or service sold by the Company or any Subsidiary (the "Third Party Intellectual Property"). Section 3.13(b)(i) of the Company Disclosure Schedule sets forth a list of the Intellectual Property owned by the Company that is material to the business of the Company and the Subsidiaries, taken as a whole, including software that is incorporated in, or forms a part of any product or service sold by the Company or any Subsidiary (the "Company Intellectual Property") that is registered or the subject of application for registration and Section 3.13(b)(ii) of the Company Disclosure Schedule sets forth a list of all written agreements (other than shrink-wrap or "click-and-accept" agreements) under which Third Party Intellectual Property is licensed.

          (c)   To the Knowledge of the Company, all patents and registrations and applications for trademarks, service marks and copyrights that are held by the Company or any Subsidiary and that are material to the business of the Company and the Subsidiaries, taken as a whole, are valid and subsisting are held of record in the name of the Company or a Subsidiary free and clear of all Liens.

          (d)   The Business of the Company and the Subsidiaries as it currently is conducted, does not infringe, dilute, misappropriate, or otherwise violate the Intellectual Property of any third party, and, except as described in Section 3.14(d) of the Company Disclosure Schedule, no claim has been made, notice given, or, to the Knowledge of the Company, dispute arisen to that effect, except for any such infringement, dilution, misappropriation or violation that would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written or, to the Knowledge of the Company, oral claim or notice alleging any infringement, violation or misappropriation of any Intellectual Property of any third party.

          (e)   Except with respect to licenses of commercial off-the-shelf software, the Company and any Subsidiary are not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the business as currently conducted or proposed to be conducted.

          (f)    No trade secret or any other non-public, proprietary information material to the business of the Company or any Subsidiary as presently conducted has been authorized to be disclosed or, to the knowledge of the Company, has been actually disclosed to any employee or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Intellectual Property. The Company and the Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all of its trade secrets and any other confidential information, including invention disclosures, not covered by any patents owned or patent applications filed by the Company or the Subsidiaries, which measures are reasonable in the industry in which the Company operates.

          (g)   Neither the Company nor any of the Subsidiaries has any pending lawsuit, arbitration or other legal proceeding or claim asserted in writing that a third party has infringed, diluted, misappropriated or otherwise violated any Intellectual Property owned, used or held for use by the Company and/or any of the Subsidiaries, except for any such infringement, dilution, misappropriation or violation that would not have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company or the Subsidiaries, and no such claims have been made against any Person by the Company or the Subsidiaries.

          (h)   To the Knowledge of the Company, no employee, consultant or independent contractor of the Company or of the Subsidiaries is, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by the Company or the Subsidiaries, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

        SECTION 3.14.    Material Contracts.

          (a)   Section 3.14(a) of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which it is bound (collectively, the "Material Contracts"):

              (i)  Contracts limiting or restraining the Company, any Subsidiary, any of the individuals named in Section 5.16 or any current officer of any business acquired by the Company or any

    Subsidiary since November 1, 2003, from engaging or competing in any lines of business, or in any geographic area, with any Person;

             (ii)  Contracts pertaining to any joint venture, partnership or similar arrangement;

            (iii)  any Contract that gives rise to a right of the other parties thereto to terminate such Contract or to a right of first refusal or similar right thereunder or requires the approval of the other parties thereto as a result of the execution and delivery of this Agreement or any of the other Company Documents and the consummation by the Company of the Merger and the other transactions contemplated hereby;

            (iv)  Contracts with any Stockholder or shareholder or any current officer or director of the Company or any of the Subsidiaries (other than Contracts made in the Ordinary Course of Business on terms generally available to similarly situated non-affiliated parties);

             (v)  Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries;

            (vi)  Contracts relating to any acquisition to be made by the Company or any of the Subsidiaries of any operating business or the capital stock of any other Person, in each case for consideration in excess of $100,000;

           (vii)  Contracts for the sale of any of the assets of the Company or any of the Subsidiaries other than in the Ordinary Course of Business, for consideration in excess of $100,000;

          (viii)  Contracts relating to the incurrence of Indebtedness, guaranteeing the obligations of any other Person or the making of any loans, in each case involving amounts in excess of $100,000;

            (ix)  Any Contract giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company and its Subsidiaries;

             (x)  Contracts which involve the expenditure of more than $250,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Company or a Subsidiary without penalty on notice of 180 days or less;

            (xi)  Any Contract with any customer or client relating to the provision of court reporter services; and

           (xii)  Any voting trust agreements, investor rights agreement or stockholder agreements to which the Company or any of the Subsidiaries is a party.

          (b)   The Company has provided or made available to Parent a true and accurate copy of all of the Material Contracts. Each of the Material Contracts is in full force and effect and constitutes the legal, binding and enforceable obligation of the Company and each Subsidiary, and to the Company's Knowledge, the other parties thereto. There is no actual or, to the Company's Knowledge, threatened termination, cancellation or limitation of any Material Contract.

          (c)   Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Material Contracts is in breach of or default under any obligation thereunder, and neither the Company nor any Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company and the Subsidiaries under any Material Contract, except for defaults that would not have a Material Adverse Effect.

        SECTION 3.15.    Employee Benefits Plans.

          (a)   Section 3.15(a) of the Company Disclosure Schedule sets forth a list of all Employee Benefit Plans maintained, or contributed to, by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) ("Pension Plan"), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), any agreement or arrangement for the provision of any relevant benefits (as defined in Section 612(1) of ICTA, with the omission of the exception in that definition) for any person and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, retention payments or benefits, paid time off, vacation pay, sick leave benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any Subsidiary or an ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity that is a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary. The Company does not have, and has not had within the past six years, an ERISA Affiliate other than the current Subsidiaries.

          (b)   With respect to each Company Employee Plan, the Company has made available to Parent, a copy of (i) the current plan document and all amendments, or a written description of any unwritten plan(ii) the three most recent annual report (Form 5500) filed with the IRS or, for Company Employee Plans subject to Tax in the United Kingdom, the most recent return made to HM Revenue and Customs pursuant to section 605 of ICTA, and all attachments and schedules, (iii) each trust agreement, group annuity contract or any other agreement evidencing any funding vehicle, (iii) summary plan description and summaries of material modification (if any), (v) the three most recent financial statements for each Company Employee Plan that is funded, (vii) all personnel, payroll and employment manuals and policies, (viii) all employee handbooks, (viii) the most recent determination letter (or, if applicable, opinion letter) with respect to each Pension Plan that is intended to qualify under Section 401(a) of the Code and (ix) all material documents relating to a voluntary correction submission (if any) with the IRS or Department of Labor.

          (c)   With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. There will be no change on or before Closing Date in the operation of any Company Employee Plan or any documents with respect thereto which will result in a increase in the benefit liabilities under such Company Employee Plans, except as may be required by applicable Law. No insurance policy or contract requires or permits retroactive increase in premiums or payments due thereunder. None of the Company or any Subsidiary has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code or "qualified asset account" within the meaning of Section 419A of the Code. For relevant Company Employee Plans subject to the laws of any part of the United Kingdom, the assets of the

  Pension Scheme are sufficient on the basis of the actuarial assumptions contained in the latest actuarial valuation reports relating to such plan, a copy of which is set forth in Section 3.16(c) of the Company Disclosure Schedule, to fund all liabilities of such plan (whether immediate, prospective or contingent), such calculation taking no account of benefits in respect of pensionable service after Closing or future contributions but making due allowance for prospective increases in salary and for discretionary increases in pensions having regards to the rate at which such discretionary increases (if any) have hitherto been made under the Pension Scheme.

          (d)   No Company Employee Plan is a "defined benefit plan" within the meaning of Section 414(j) of the Code and none of the Company or any Subsidiary has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person, arising directly or indirectly under Title IV of ERISA. None of the Company, any Subsidiary and any ERISA Affiliate has ceased operations at any facility or withdrawn from any Pension Plan in a manner that could subject the Company, any Subsidiary or ERISA Affiliate to liability under Section 4062(e), 4063 or 4064 of ERISA. No Company Employee Plan that is a Pension Plan is a Multiemployer Plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

          (e)   All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. Each Company Employee Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3), Section 401(m)(2) and Section 410(b) of the Code, as the case may be, for each plan year ending prior to the Closing Date and, each such Company Employee Plan satisfies Section 410(b) of the Code and is not "top-heavy" (as defined under Section 416 of the Code). Each relevant Company Employee Plan subject to Tax in the United Kingdom is approved as an exempt approved scheme within the meaning of Section 592(1) of ICTA and there is in force, and has been in force in respect of all periods during which any employees have paid National Insurance contributions on a contracted-out basis, in respect of employments to which the plan relates, an appropriate contracting-out certificate (within the meaning of Section 7 of the Pension Schemes Act 1993) and nothing has been done or omitted to be done which will or may result in the plan ceasing to be approved as an exempt approved scheme or the contracting-out certificate in respect of the plan being cancelled, surrendered or varied.

          (f)    (1) Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements of ERISA, the Code, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 as codified in the Code and ERISA ("HIPAA") and corresponding regulations, including the HIPAA Portability Regulations and the HIPAA Privacy, Security and other Administrative Simplification Regulations and other applicable Laws; (2) the Company and each Subsidiary has timely complied in all material respects with all reporting and disclosure obligations with respect to the Company Employee Plans imposed by the Code, ERISA or other applicable Law; and (3) each Company Employee Plan that is a Pension Plan has complied with all requirements (including notice and consent) of Sections 401(a)(11) and 417 of the Code.

          (g)   There are no pending or threatened actions, claims or lawsuits arising from or relating to the Company Employee Plans, (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

          (h)   There are no facts or circumstances which could, directly or indirectly, subject the Company or any Subsidiary to any (1) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (2) penalty tax or other liability under Chapter 68 of Subtitle F of the Code with respect to any Company Employee Plan, or (3) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

          (i)    None of the Company Employee Plans provide for post-employment life or health coverage for any participant or any dependent or beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant's dependent or beneficiary.

          (j)    Neither the Company nor any Subsidiary has made, or is obligated to make, or is party to an agreement, plan or arrangement that could reasonably be expected to obligate it to make any payment that will not be deductible to the Company or a Subsidiary or by the Surviving Corporation or its Affiliates by reason of Section 280G of the Code.

          (k)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee or former employee, (ii) increase any benefits otherwise payable under any Company Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Employee Plan.

          (l)    Section 3.15(l) of the Disclosure Schedule identifies each Company Employee Plan that is, in whole or in part, subject to Section 409A of the Code (a "Company Section 409A Plan"). Each Company Section 409A Plan complies in form with Section 409A of the Code, no service provider under any Company Section 409A Plan is subject to additional income tax under vSection 409A of the Code, no Company Employee Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A of the Code) has been materially modified (as defined in Section 409A of the Code) since October 3, 2004 as it relates to amounts that are not subject to the requirements of Code section 409A and all Company Section 409A Plans have been operated and administered in good faith compliance with Section 409A since January 1, 2005.

          (m)  No action or omission of the Company, any Subsidiary or any other ERISA Affiliate or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits Parent, the Company, the Surviving Corporation, any Subsidiary, any other ERISA Affiliate or any successor from amending, merging, or terminating any Company Employee Plan in accordance with the express terms of any such plan and applicable Law.

          (n)   No employer other than the Company or the Subsidiaries is permitted to participate or participates in any Company Employee Plan. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Company Employee Plan.

          (o)   Neither the Company nor any Subsidiary is or ever has had any obligation to contribute to any personal pension scheme (as defined in Section 630 of ICTA) in respect of any employee or former employee.

        SECTION 3.16.    Labor.

          (a)   None of the Company's or Subsidiaries' employees is covered by a collective bargaining agreement and, to the Knowledge of the Company, there is no union or other organization seeking or claiming to represent any such employees.

          (b)   There is no labor dispute, strike, work stoppage or lockout, or, to the Company's Knowledge, threat thereof, by or with respect to any employee.

          (c)   The Company and the Subsidiaries have not engaged in any unfair labor practice, and the Company is not aware of any pending or threatened labor board proceeding of any kind, including any such proceeding against the Company or the Subsidiaries.

          (d)   No grievance or arbitration demand or proceeding has been filed, or to the Company's Knowledge, is threatened against the Company or the Subsidiaries.

          (e)   No citation has been issued by "OSHA" against the Company or the Subsidiaries and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company or the Subsidiaries has been filed or is pending or, to the Company's Knowledge, threatened against the Company or the Subsidiaries under OSHA or any other applicable law relating to occupational safety and health.

          (f)    Neither the Company nor any Subsidiaries has taken any action that would constitute a "mass layoff," "mass termination" or "plant closing" within the meaning of the United States Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

          (g)   The Company and the Subsidiaries are in material compliance with all applicable Laws, regulations and orders and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, ERISA, the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, FMLA, the Employment Rights Act of 1996 (UK), the Trade Union Labour Relations (Consolidation) Act of 1992 (UK), the Employment Act of 2002 (UK), the Working Time Regulations 1998 (UK), the National Minimum Wage Act 1998 (UK), the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts (collectively, the "Labor Laws") except where such non-compliance would have a Material Adverse Effect, and neither the Company nor each Subsidiary is liable for any liabilities, judgments, decrees, orders, arrearage of wages or Taxes, fines or penalties for failure to comply with any of the Labor Laws.

          (h)   To the Knowledge of the Company, no employee of the Company or any Subsidiary is bound by or in violation of any contract or commitment with a third party that restricts him or her from engaging in any activity related to the business of the Company and the Subsidiaries or competing with any Person.

          (i)    The Company has made available to Parent a complete and accurate list of the titles, current annual salary rates and all regular bonuses paid or payable or other bonuses paid or payable within 12 months ended September 30, 2005 to all present officers, senior management employees, consultants, contractors and other individuals who perform services for the Company or any Company Subsidiary whose annual (or annualized) rate of compensation exceeds $150,000.

          (j)    The Company and the Subsidiaries are not a party to any contract of employment with any of their directors or employees that cannot be terminated by the Company without damages or compensation (other than that payable by statute) by giving at any time not more than three months' notice of termination of employment. No director or employee of the Company or any Subsidiary has given notice terminating his or her contract of employment or is under notice of dismissal.

          (k)   Within the year ending on the date of this Agreement, no Company or Subsidiary has:

              (i)  been obliged to give notice of redundancies to the relevant Secretary of State or started consolidations under Chapter II of Part IV of the Trade Union Labour Relations (Consolidation) Act of 1992; or

             (ii)  been a party to a relevant transfer, as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1982, or any equivalent legislation in any jurisdiction.

          (l)    Since January 1, 2005, no change has been made in the emoluments or other terms of engagement of any director or employee of the Company or any Subsidiary in the United Kingdom, and no such change, and no formal negotiation for such a change, is due within six months from the date of this Agreement.

          (m)  The Company and each Subsidiary have reasonably classified for all purposes (including without limitation for all Tax purposes and for purposes of determining eligibility and benefits under any Employee Benefit Plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all required filings in connection with services provided by such persons. Each individual who renders services to the Company or any Subsidiary who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of any Tax or Employee Benefit Plan) is reasonably so characterized. Each independent contractor under contract with the Company or a Subsidiary that has executed a written agreement has executed an agreement that is in all material respects substantially similar to the form of independent contractor agreement attached to Section 3.16(m) of the Company Disclosure Schedule. The Company and each Subsidiary and, to the Knowledge of the Company and the knowledge of those managers in the operating locations who have responsibility for insuring compliance with the independent contract agreements, each independent contractor has complied with the provisions of the independent contractor agreement executed by such independent contractor referred in the immediately preceding sentence in all material respects.

          (n)   None of the Company or any Subsidiary is or ever has had any obligation to contribute to any personal pension scheme (as defined in Section 630 of ICTA) in respect of any employee or former employee. None of the independent contractors of the Company and the Subsidiaries, their agents or their employees (collectively, the "IC Representatives") have the power or authority to act for, represent, or bind the Company or the Subsidiaries. None of the IC Representatives are entitled to participate in any of the group medical, dental, disability or life insurance plans of the Company or the Subsidiaries, or any retirement, bonus, profit sharing or thrift-incentive plans of the Company or the Subsidiaries, or to receive other benefits afforded to any regular employees of the Company or the Subsidiaries. None of the IC Representatives has made any claim or, to the Knowledge of the Company, has any basis to make a claim, against the Company or the Subsidiaries for any benefit or entitlement. Each IC Representative is solely responsible for the payment of all federal, state and local Taxes, income or otherwise, and any contributions imposed or required under any federal or state laws regarding unemployment or social security, for all its respective employees. To the Company's Knowledge, none of the IC Representatives has filed with the Internal Revenue Service or any governmental agency a claim questioning or contesting its classification as an independent contractor for Tax or benefit purposes.

        SECTION 3.17.    Litigation.    There are no civil, criminal or administrative suits, actions or proceedings (including arbitration proceedings) pending or, to the Knowledge of the Company, within the preceding 24 months, threatened against or affecting the Company or any of the Subsidiaries before any Governmental Body, which, if adversely determined, (a) would have a Material Adverse Effect or (b) would result in an effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement and the other Company Documents may not be consummated as herein and/or therein provided. Neither the Company nor any Subsidiary is subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a Material Adverse Effect.

        SECTION 3.18.    Compliance with Laws; Permits.

          (a)   The Company and the Subsidiaries are in compliance with all Laws of any Governmental Body applicable to their respective businesses or operations. Neither the Company nor any Subsidiary has received any written notice of or been charged with the violation of any Laws.

          (b)   The Company and the Subsidiaries currently have all Permits which are required for the operation of their respective businesses as presently conducted, other than those the failure of which to possess would not have a Material Adverse Effect. All Permits are in full force and effect, no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, and neither the Company nor any of the Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such suspension, cancellation, default or violation would not have a Material Adverse Effect.

        SECTION 3.19.    Environmental Matters.    Except in each case as would not have a Material Adverse Effect:

          (a)   the operations of the Company and each of the Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business ("Environmental Permits");

          (b)   neither the Company nor any of the Subsidiaries is subject to any pending, or to the Knowledge of the Company, threatened claim alleging that the Company or any of the Subsidiaries may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

          (c)   neither the Company nor any of the Subsidiaries has owned any property that is contaminated with any Hazardous Material which requires or may be expected to require investigation, remediation or other response action under any Environmental Law;

          (d)   neither the Company nor any of the Subsidiaries is subject to liability for any disposal or contamination (whether on-site or off-site) of any Hazardous Material or is subject to any other circumstances in connection with any Environmental Law that would have a Material Adverse Effect; and

          (e)   to the Knowledge of the Company, there are no pending or threatened investigations of the businesses of the Company or any of the Subsidiaries, or any currently or previously owned or leased property of the Company or any of the Subsidiaries under Environmental Laws, which would reasonably be expected to result in the Company or any Subsidiary incurring any material liability pursuant to any Environmental Law.

        SECTION 3.20.    Financial Advisors.    Except for Harris Williams & Co. (the "Financial Advisor") and as provided in Section 11.01, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from the Company or Parent in respect thereof.

        SECTION 3.21.    Insurance.    Section 3.21 of the Company Disclosure Schedule hereto contains an accurate list of the insurance policies currently maintained by the Company and each of the Subsidiaries. There are currently no claims pending against the Company or any of the Subsidiaries under any insurance policies currently in effect and covering the property, business, directors, agents or employees of the Company or each of the Subsidiaries, and all premiums due and payable with respect to the policies maintained by the Company and each of the Subsidiaries have been paid to date. All such policies are in full force and effect and will be maintained in full force and effect as they apply to any matter, action or event occurring through the Effective Time and none requires or permits a retroactive increase in premiums or payments due thereunder. The Company and each of the Subsidiaries maintain insurance with reputable insurers for the business and assets of each such entity against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business.

        SECTION 3.22.    Interested Party Transactions.    There are no existing contracts, agreements, business dealings, arrangements or other understandings (either oral or written) between (a) the Company or any Subsidiary, on the one hand, and (b) any officer, director or beneficial owner of more than 5% of the outstanding voting securities of the Company or any Subsidiary (or any immediate family member of such person or any entity of which such person is an officer, director or beneficial owner of more than 5% of such entity's outstanding voting securities) (each, an "Interested Party"), on the other hand.

        SECTION 3.23.    Unlawful Payments and Contributions.    Neither the Company nor any Subsidiary nor any of their respective directors, officers, employees, agents or other persons acting on behalf of the Company, has (a) used any corporate or other funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity. To the Company's Knowledge, neither the Company nor any of the Subsidiaries nor any current director, officer, employee, agent or other person acting on behalf of the Company or any Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

        SECTION 3.24.    Relationship with Significant Customers.    Neither the Company nor any of the Subsidiaries has received any written or, to the Knowledge of the Company, oral communication by any Significant Customer with whom the Company or any Subsidiary has a Contract stating that such Significant Customer has ceased, or will cease (except in connection with the termination of outstanding engagements or jobs upon their completion in the ordinary course or the expiration of existing contracts in accordance with their terms), to use the products or services of the Company or any of the Company Subsidiaries, or has substantially reduced or will substantially reduce the use of such products or services during the next 12 months or will otherwise materially and adversely modify its business relationship with the Company or any of the Company Subsidiaries. "Significant Customer" means any customer, or group of affiliated customers, from whom the Company or any Company Subsidiary has made or is reasonably expected to generate revenue in excess of $250,000 in any rolling 12-month period.

        SECTION 3.25.    Information Statement.    The letter to stockholders, notice of meeting, Letter of Transmittal and information statement to be distributed to the Company's stockholders in connection with the Merger, together with any amendments or supplements thereto, are collectively referred to herein as the "Information Statement". None of the information supplied by the Company specifically for inclusion in the Information Statement will, at the time the Information Statement is mailed or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to any of the information relating to and supplied by or on behalf of Parent or the Merger Sub specifically for inclusion in the Information Statement. If, at any time prior to the Effective Time, any event relating to the Company or any of the Subsidiaries, or their officers or directors, is discovered by the Company or the Subsidiaries that should be set forth in a supplement to the Information Statement, the Company will promptly inform Parent and prepare and disseminate to the Company's stockholders such supplement.

        SECTION 3.26.    State Takeover Statutes.    No "fair price," "moratorium," "control share acquisition," "business combination," or other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, the Company, any of the Subsidiaries, the Merger Sub or Parent and to this Agreement.

        SECTION 3.27.    Other Acquisitions.

          (a)   Neither the Company nor any of the Subsidiaries has any obligation to make payments, contingent or otherwise, arising out of any prior acquisition of the business, assets or stock of another Person (a "Prior Acquisition"). Neither the Company nor any of the Subsidiaries has (i) made any claim or, to the Knowledge of the Company, has any basis to make a claim against any Person as a result of any Prior Acquisition, or (ii) received any indemnification payment from any Person as a result of any damages or losses incurred or sustained as a result of any Prior Acquisition.

          (b)   Neither the Company nor any of the Subsidiaries is a party to or bound by any agreement which, as a result of or in connection with any Prior Acquisition (either alone or upon the occurrence of any additional acts or events), the Company or such Subsidiary is obligated to provide, or is providing, to any shareholder, director, officer, employee, consultant or independent contractor thereof any payment or benefits (whether of severance pay or otherwise) or under which any such payments or benefits are to become due, or under which the rights to any such payments or benefits are or may be accelerated or vested.

        SECTION 3.28.    Data Protection.

          (a)   The Company and the Subsidiaries have notified registrable particulars under the Data Protection Act of 1998 of the United Kingdom of (i) all categories of personal data held by them and have renewed such notifications and have notified any changes occurring in between such notifications as required by that Act; (ii) have paid all fees payable in respect of such notifications; and (iii) the contents of such notifications are contained in Section 3.28 of the Company Disclosure Schedule). The Company and the Subsidiaries have complied in all respects with the Data Protection Act 1998 of the United Kingdom and satisfied any requests for access to personal data held by the Company and the Subsidiaries which is subject to the Data Protection Act 1998.

          (b)   Neither the Company nor any of the Subsidiaries has received any (i) notice or complaint under the Data Protection Act 1998 alleging non-compliance with the Act (including any information or enforcement notice, or any transfer prohibition notice); or (ii) claim for compensation for loss or unauthorized disclosure of data; or (iii) notification of an application for rectification or erasure of personal data, and neither the Company nor any of its Subsidiaries is aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

          (c)   Neither the Company nor any of the Subsidiaries is relying on the transactional exemptions for manual data under Schedule 8 of the Data Protection Act of 1998.

          (d)   The Company and the Subsidiaries have complied with their obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 of the United Kingdom in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

        SECTION 3.29.    No Other Representations or Warranties; Schedules.    Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect the Company, the Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article III hereof (as modified by the Company Disclosure Schedule hereto as supplemented or amended), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). The Company makes no representations or warranties to Parent regarding the probable success or profitability of the Company. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed. The representations and warranties contained in this Article III or elsewhere in this Agreement or any document delivered pursuant hereto will not be affected or deemed waived by reason of the fact that Parent or the Merger Sub or their respective representatives knew (other than as a result of the Company Disclosure Schedule or other writing delivered to Parent on the Closing Date) or should have known that any such representation or warranty is or might be inaccurate in any respect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

        Except as provided in the attached disclosure schedule relating to Parent and Merger Sub (the "Parent Disclosure Schedule"), Parent and Merger Sub hereby represent and warrant as follows:

        SECTION 4.01.    Organization; Good Standing.    Each of Parent and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Parent is a disregarded entity for US federal income tax purposes and is directly wholly owned by Merrill Corporation ("Merrill").

        SECTION 4.02.    Authority Relative to this Agreement.    Each of Parent and Merger Sub has all requisite corporate right and power and authority to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Parent or Merger Sub of this Agreement and the documents and instruments to be executed and delivered by them pursuant hereto have been duly authorized by all necessary corporate action. This Agreement and the documents and instruments to be executed and delivered pursuant hereto by Parent or Merger Sub are and will be the legal, valid and binding obligations of Parent and Merger Sub, respectively, enforceable against them in accordance with their terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereinafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

        SECTION 4.03.    Consents and Approvals; No Violations.

          (a)   Except for applicable requirements of the HSR Act, and the filing of the Certificate of Merger in accordance with the DGCL, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Body is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

          (b)   Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, nor compliance by Parent or Merger Sub with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Merger Sub or the certificate of formation or limited liability company agreement of Merrill (or other applicable charter documents); violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or the certificate of formation or limited liability company agreement of Merrill (or other applicable charter documents); (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which either Parent or Merger Sub is a party or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or any of their properties or assets, other than, in the case of clauses (ii) or (iii), such violations, breaches, defaults, terminations or cancellations that would have a Parent Material Adverse Effect.

        SECTION 4.04.    Litigation.    There is no legal action, suit, arbitration, or other legal or administrative proceeding or investigation before any Governmental Body pending or, to the knowledge of Parent and Merger Sub, threatened, that questions the validity of this Agreement or any other documents or instruments to be executed and delivered by Parent or Merger Sub pursuant hereto, or the right of Parent and Merger Sub to enter into this Agreement or any such other documents or instruments, or to consummate the transactions contemplated hereby or thereby.

        SECTION 4.05.    Brokers, Finders and Investment Bankers.    Other than pursuant to the engagement letter dated September 23, 2005 between Parent and Sagent Advisors, Inc., none of Parent, Merger Sub or any of its respective officers, directors, employees or Affiliates has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

        SECTION 4.06.    Funds.    Parent has delivered to the Company true and complete copies of the commitment letter, dated as of November [18], 2005, among Credit Suisse, Banc of America Securities LLC, Bank of America, N.A., Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc. and Merrill (as may be amended or replaced in accordance with Section 5.15, the "Financing Commitments"), pursuant to which Credit Suisse, Bank of America, N.A. and Deutsche Bank Trust Company Americas have agreed to lend to Parent up to $535,000,000 in senior secured debt financings (any such financings under the Financing Commitments being collectively referred to herein as the "Debt Financing"). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing

Commitments will be sufficient for Parent to pay the Base Purchase Price and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments and to pay all related fees and expenses. As of the date of this Agreement, none of Merrill, Parent or Merger Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent on the Closing Date. Parent has provided the Company with drafts of such Financing Commitments and the opportunity to comment on such Financing Commitments.

        SECTION 4.07.    Management Incentives.    All necessary actions have been taken by Parent and Merrill Corporation to provide the members of Company management an aggregate pool of options to purchase 250,000 shares of common stock of Merrill Corporation pursuant to its 1999 Stock Option Plan, as amended, in accordance with the terms set forth in the letter agreement dated the date hereof between Merrill Corporation and the Company (the "Merrill Options").

ARTICLE V

COVENANTS

        SECTION 5.01.    Access to Information.    Prior to the Closing Date, upon reasonable notice to the Company, Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and the Subsidiaries and such examination of the books and records of the Company and the Subsidiaries as it reasonably requests and, at Parent's cost and expense, to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and the Subsidiaries to cooperate with Parent and Parent's representatives in connection with such investigation and examination, and Parent and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, not to be unreasonably withheld, Parent shall not contact any suppliers to, or customers of, the Company in respect of this Agreement or the transactions contemplated hereby.

        SECTION 5.02.    Conduct of Business.    From the date hereof until the Closing, the Company and the Subsidiaries shall conduct the Business in accordance with past practice and in the Ordinary Course of Business, maintain the current business organization and goodwill, use all commercially reasonable efforts to continue to retain the services of the Company's and the Subsidiaries' present officers, employees and consultants, and preserve the Company's and the Subsidiaries' goodwill and relationship with vendors, suppliers, dealers, distributors, customers and others having business dealings with the Company and the Subsidiaries, and the Company and each of the Subsidiaries shall not enter into any transaction or perform any act which would constitute a breach of its representations, warranties, covenants and agreements contained herein. The Company shall notify Parent promptly, but in all cases within two business days after the Company gains knowledge, of (i) any event or circumstance which is reasonably likely to have a Material Adverse Effect; (ii) any change in the normal course of business or in the operation of the assets of the Company or the Subsidiaries taken as a whole, (iii) the resignation or written notice of resignation of any officer of the Company, or (iv) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or any adjudicatory proceedings, directed at or involving the Company or the Subsidiaries or their employees in their capacities as such.

        SECTION 5.03.    Certain Changes or Events.    Except as provided on Schedule 5.03, from the date hereof until the Closing, except with the prior written consent of Parent and Merger Sub (such consent not to be unreasonably withheld, delayed or conditioned), neither the Company nor the Subsidiaries shall:

          (a)   take any action to amend its Certificate of Incorporation or Bylaws or other governing instruments;

          (b)   issue, sell or otherwise dispose of any of the authorized but unissued Company Capital Stock, or issue any option to acquire Company Capital Stock, or any securities convertible into or exchangeable for Company Capital Stock or split, combine or reclassify any shares of Company Capital Stock, or issue, sell or otherwise dispose of any securities of the Subsidiaries;

          (c)   other than payment of the Accrued Dividends, declare or pay any dividend or make any other distribution in cash or property on any capital stock;

          (d)   merge or consolidate with or into any Person;

          (e)   sell or otherwise dispose of or encumber any of its properties or assets other than in sales or dispositions in the Ordinary Course of Business or in connection with normal repairs, renewals and replacements;

          (f)    alter the business organization of the Company or the Subsidiaries;

          (g)   make any material changes in the lines of business in which the Company or any of the Subsidiaries participates or is engaged;

          (h)   create any subsidiary, acquire any capital stock or other equity securities of any third party or acquire any equity or ownership interest in any business or entity;

          (i)    acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

          (j)    sell, transfer, or otherwise dispose of any assets or properties of the Company or any Subsidiary, except in the Ordinary Course of Business, or any mortgage, pledge or subjection to any Lien with respect to any material assets or properties of the Company or any Subsidiary;

          (k)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than such payment, discharge or satisfaction in the Ordinary Course of Business;

          (l)    (i) create, incur or assume any Indebtedness for borrowed money or secured by real or personal property, (ii) grant or incur any Liens on any real or personal property that did not exist on the date hereof, (iii) incur any liability or obligation (absolute, accrued or contingent) except in the Ordinary Course of Business, (iv) write-off any guaranteed checks, notes, accounts receivable or cancel any other debt or claim except in the Ordinary Course of Business, (v) write-down the value of any asset or investment on its books or records, except for depreciation and amortization in the Ordinary Course of Business, (vi) make any commitment for any capital expenditure in excess of $100,000 in the case of any single expenditure or $250,000 in the case of all capital expenditures or (vii) enter into any material contract or agreement, except those that are both, (x) entered into in the Ordinary Course of Business, and (y) cancelable without premium or penalty on not more than 30 days' notice.

          (m)  increase in any manner the base compensation of (other than in the Ordinary Course of Business), or enter into any new, or modify existing, bonus, severance or incentive agreement or arrangement with, any of its employees, directors or consultants;

          (n)   adopt, amend, or terminate any Company Employee Plan, except as required by Law or increase the benefits provided under any Company Employee Plan, or promise or commit to undertake any of the foregoing in the future;

          (o)   fail to perform its material obligations under, or default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under, any Company Agreement (except those being contested in good faith) or enter into, assume or amend any contract or commitment that is or would be a Company Agreement, except in the Ordinary Course of Business;

          (p)   pay, distribute or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with any Interested Party, other than in the Ordinary Course of Business;

          (q)   amend or terminate any Material Contract other than in the Ordinary Course of Business;

          (r)   take any action or omit to take any action that will result in a violation of applicable Law or that would result in a breach or inaccuracy of any of the representations and warranties in any material respect at, or as of any time prior to, the Closing Date;

          (s)   take any action, other than reasonable and usual actions in the Ordinary Course of Business with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (t)    fail to maintain in full force and effect policies of insurance comparable in amount and scope to those currently maintained by the Company or the Subsidiaries;

          (u)   make or change any material tax election or settle any material Tax claim, if such election or settlement, would have the effect of increasing the Tax liability of Company or the Subsidiaries for any period ending after the Closing Date;

          (v)   make or revoke any Tax election or any settlement or compromise of any material Tax liability or application for any change in Tax accounting method; or

          (w)  enter into any contract, agreement or commitment with respect to, or propose or authorize, any of the actions described in the foregoing clauses (a) through (u).

        SECTION 5.04.    Confidentiality.    The parties acknowledge that the information provided to each of them in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the nondisclosure agreement between Parent and Financial Advisor dated August 22, 2005 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. In no event shall the negotiation, entering into or termination of this Agreement be deemed to waive or otherwise adversely affect the rights and obligations of the parties under the Confidentiality Agreement, which rights and obligations shall continue in full force and effect in accordance with their terms. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.

        SECTION 5.05.    Additional Agreements.

          (a)   Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable commercial efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, and to satisfy all of the conditions to the Closing to be satisfied by such party, including using reasonable commercial efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities and third parties, and effecting all necessary registrations and filings.

          (b)   From and after the date hereof, the Company shall reasonably cooperate with and assist Parent with developing and executing an appropriate transition and communications plan in order to assure an orderly transition following Closing, including, but not limited to, using reasonable efforts to provide reasonable access to: (i) officers, employees, consultants, attorneys, accountants, vendors and independent contractors of the Company and the Subsidiaries; (ii) offices and other facilities owned or operated by the Company or the Subsidiaries; and (iii) books, records, reports, and files of the Company and the Subsidiaries From and after the date hereof, the parties shall cooperate in good faith to develop and implement a mutually acceptable communications plan for notifying certain parties associated with the Company and the Subsidiaries including, without limitation, employees, independent contractors, vendors, customers and applicable governmental agencies about the transactions contemplated by this Agreement. From and after the date hereof, the parties shall also use their reasonable commercial efforts to assist the other parties hereto with completing and filing all notices, applications and reports required to be filed with any applicable Governmental Body as a result of the Merger.

          (c)   From and after the date hereof, the Company shall reasonably cooperate with and assist Parent in securing the Debt Financing on the terms and conditions described in the Financing Commitments. In furtherance of and without limiting the foregoing, the Company shall, upon request, provide and deliver any documentation or information reasonably deemed appropriate or necessary by Parent in connection with securing the Debt Financing or any alternative financing, provided that the Company makes no representations or warranties with respect to the information provided to Parent under this Section 5.05(c).

        SECTION 5.06.    Filings.    Parent and Merger Sub will promptly make or cause to be made all such HSR Act filings (and any other such competition filings required by any other domestic or foreign jurisdiction) and submissions under laws and regulations applicable to Parent or Merger Sub, if any, as may be required of Parent or Merger Sub for the consummation of the Merger pursuant to this Agreement. The Company will use reasonable commercial efforts to promptly make or cause to be made all such HSR Act filings and other filings and submissions under laws and regulations applicable to the Company, if any, as may be required of the Company for the consummation of the Merger pursuant to this Agreement. The parties agree that they shall cooperate to ensure that any requisite filing under the HSR Act is made within five business days after execution of this Agreement. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing reasonable assistance as may be requested in connection with all of the foregoing. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. In doing so, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein. Notwithstanding the foregoing, (a) Parent shall be entitled to direct any such proceedings or negotiations related to any of the foregoing and (b) Parent shall not be required to commence or be a plaintiff in any litigation or to offer or to grant any material accommodation to any third party, including, without limitation, to offer for sale any part of the assets of the Company or any of the other business or assets of Parent. Parent will bear the expenses and costs incurred by the parties hereto in connection with any HSR Act filings or other such competition filings and submissions which may be required by such party for the consummation of the Merger pursuant to this Agreement.

        SECTION 5.07.    Public Disclosure.    Prior to the Closing, no party to this Agreement shall make or cause to be made any press release or similar public announcement or communication in any form with respect to this Agreement or the transactions contemplated hereby, without providing the other party the opportunity to review and comment upon, and using reasonable efforts to agree upon, any such press release or public announcement. Nothing in this Section 5.07 shall prohibit any party from making disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law. Subject to the foregoing, the Company acknowledges that Parent shall issue a press release promptly upon the execution of this Agreement.

        SECTION 5.08.    No Solicitation of Transactions.    The Company will not, and shall cause its Affiliates not to, directly or indirectly, through any officer, director, partner, employee, investment banker, financial advisor, attorney, accountant or other representative of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing information or assistance), or enter into or continue any negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person, firm or corporation other than Parent and will immediately cease and cause to be terminated any activities, discussions or negotiations existing on the date hereof, in each case with respect to a merger, consolidation, business combination, sale of all or any portion (other than in the ordinary course of business) of the assets or any shares of capital stock of the Company, or the liquidation or similar extraordinary transaction with respect to the Company. The Company will promptly notify Parent orally and in writing of the existence of any written or oral proposals by a third party to do any of the foregoing (and provide Parent with a copy of any written communications and a detailed summary of any oral communications) which the Company, any of its Affiliates or any of the Company's or its Affiliates' respective officers, directors, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters.

        SECTION 5.09.    Supplements to Schedules.    From time to time up to the Effective Time, the parties hereto will promptly supplement or amend the Company Disclosure Schedule and Parent Disclosure Schedule, as applicable, with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such schedules or which is necessary to correct any information in such schedules which has been rendered inaccurate thereby. Any such matter for which a schedule may be updated or amended shall nevertheless be considered for purposes of determining satisfaction of the conditions set forth in Section 6.01 or whether this Agreement may be terminated pursuant to Sections 9.01(d) or (e). In determining whether a breach of a representation or warranty has occurred for purposes of indemnification in Article VIII, the representations and warranties shall give effect to any such supplement or amendment unless the matter described in such supplement or amendment arose out of a breach of representation or warranty contained in this Agreement as of the date of its execution or gives rise to a breach of representation or warranty in this Agreement for which disclosure of the matter is not applicable or not called for by such representation or warranty.

        SECTION 5.10.    Director and Officer Indemnification.    For at least six years after the Closing Date, Parent and any successor in interest to all or substantially all of the assets of Parent shall provide the officers and directors of the Company immediately prior to the Effective Time indemnification provisions in its Certificate of Incorporation and Bylaws substantially similar to the indemnification provisions provided in the Company's Certificate of Incorporation and Bylaws immediately prior to the Effective Time with respect to matters occurring prior to the Effective Time, including without limitation the authorization of this Agreement. No later than the Effective Time, Parent shall cause the Surviving Corporation to purchase tail coverage for not less than six years from and after the Closing Date under the current officers' and directors' liability insurance policy maintained by the Company

("D&O Insurance") in respect of acts or omissions occurring on or prior to the Closing Date covering each person currently covered by the Company's officers' and directors' liability insurance policy on terms and in amounts comparable to those of such policy in effect on the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for each covered year an amount in excess of 200% of the current annual premium for such insurance (the "Maximum Premium"). If such insurance coverage is terminated, is cancelled, cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent or the Surviving Corporation, as applicable, shall maintain as much D&O Insurance as can be obtained for the remainder of the six-year period for a premium not in excess of the Maximum Premium.

        SECTION 5.11.    Notification of Changes.    Each of the parties shall promptly notify the other parties hereto orally and in writing to the extent he, she or it has knowledge of (i) any representation or warranty made by him, her or it in this Agreement becoming untrue or inaccurate, (ii) the failure by him, her or it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by him, her or it under this Agreement, and (iii) any change or event having, or that could reasonably and foreseeably be expected to have, a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth herein to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

        SECTION 5.12.    Stockholder Approval.

          (a)   As promptly as reasonably practicable after the date hereof, the Company will prepare the Information Statement for distribution to the Company's stockholders summarizing, among other things, (x) the Merger, this Agreement, the other Company Documents and the transactions contemplated hereby and thereby, and (y) the procedures stockholders must follow to submit any documentation required herein; it being understood that Parent will have the right to review, and provide comments to, the Information Statement prior to its distribution to the Company's stockholders;

          (b)   As promptly as reasonably practicable after the date hereof, the Company shall duly call, give notice of, convene and hold a stockholders meeting, or obtain written consent of the Stockholders in lieu thereof, to be held as soon as reasonably practicable after execution of this Agreement for the purpose of voting upon approval and adoption of this Agreement and such other related matters as Parent deems appropriate and shall through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the Merger. Neither the Board of Directors of the Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval of such Board of Directors or such committee of this Agreement or the Merger or the recommendation of such Board of Directors to the Company's stockholders that they approve this Agreement and the Merger; provided, that the Board of Directors of the Company shall be permitted to (i) not recommend to the Company's stockholders that they approve this Agreement or the Merger or (ii) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the recommendation of such Board of Directors to the Company's stockholders that they approve this Agreement and the Merger, only if the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duties to the Company's stockholders under applicable law, after receiving the advice of outside legal counsel; provided, further, that (a) the Board will still submit the matter to a vote of the stockholders and (b) nothing contained in this Section 5.12 shall permit the Company's Board of Directors or any committee thereof to rescind or amend the resolutions adopting this Agreement as of the date hereof.

          (c)   The Company, will take all actions reasonably possible to enforce any and all "drag-along" or similar rights it has under the Company's Amended and Restated Stockholders Agreement, dated as of October 29, 1999 to compel holders of Company Capital Stock or Company Stock Options to vote in favor of the Merger and the other transactions contemplated hereby and to deliver their shares pursuant to the terms of this Agreement.

          (d)   As promptly as reasonably practicable after the date hereof, the Company will use its reasonable best efforts to obtain a Letter of Transmittal from each holder of Company Preferred Stock that, with respect to holders of Series A Preferred Stock and Series B Preferred Stock, will include a notice to the Company to convert all of such holder's shares of Company Preferred Stock to Company Common Stock immediately prior to the Effective Time. The Company shall use its commercially reasonable efforts to obtain any consent of the holders of Series C Preferred Stock that may be required as a result of the transactions contemplated by this Agreement.

        SECTION 5.13.    Efforts to Obtain Consents.    Promptly after execution hereof, the Company shall begin commercially reasonable efforts to obtain by the earliest date practicable following the date hereof all consents from governmental entities and third parties required for consummation of the transactions contemplated hereby. Parent shall provide reasonable cooperation and shall have the right to approve the form of any such consent, all of which consents obtained by the Company shall be provided to Parent. Also promptly following the date hereof, the Company shall provide all notices to governmental entities and third parties required for consummation of the transactions contemplated hereby in a manner so that any advance notice requirements shall be satisfied prior to the anticipated Closing Date. Parent shall provide reasonable cooperation and shall be given the right to approve the form of any such notice, and the Company shall copy Parent on all such notices made.

        SECTION 5.14.    Preparation of Tax Returns; Tax Matters.

          (a)    Pre-Closing Tax Returns.    The Company shall timely file at its expense all Tax Returns required to be filed by the Company or any Subsidiary on or before the Closing Date; provided, however, that, after the date hereof, the Company shall not file or allow any Subsidiary to file any such Tax Returns (other than federal, state or local sales, use, property, withholding or employment tax returns or statements) for any Tax period without obtaining the prior consent of Parent, which consent shall not be unreasonably withheld; provided further, however, it shall be conclusively presumed that the withholding of Parent's consent to any such Tax Return by reason of a tax position taken on such Tax Return which is consent with the prior practice of the Company or any Subsidiary is unreasonable.

          (b)    Post-Closing Tax Returns.    Parent will file (or cause to be filed) at its expense all Tax Returns of the Company or any Subsidiary required to be filed after the Closing Date, provided, however that all Tax Returns for Taxable Periods (or portions thereof) ending on or prior to the Closing Date or Straddle Periods (i) shall be prepared in accordance with past practice and (ii) shall be provided to the Stockholder Representative at least 20 days prior to the due date thereof for the Stockholder Representative's review and approval, which approval shall not be unreasonably withheld. Neither Parent nor its Affiliates or representatives shall take any action (i) inconsistent with the tax treatment of the Merger as a sale of stock by the Stockholders or (ii) which has the direct or indirect effect of treating the Merger as a purchase of assets by Parent or Merger Sub.

          (c)    Transfer Taxes.    All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party on which such taxes are imposed. The party on which such taxes are imposed will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

          (d)    Assistance and Cooperation.    Each of Parent and the Stockholder Representative will provide the other with such assistance as may reasonably be requested by each of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Body, or any judicial or administrative proceedings relating to liability for Taxes, and each will provide the other with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules. Parent and the Stockholder Representative further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and the Treasury Regulations promulgated thereunder.

          (e)    Straddle Period Tax Cutoff on Closing Date.    For federal income tax purposes, the taxable year of the Company shall end as of the close of the Closing Date and, with respect to all other Taxes of the Company or any Subsidiary, the Stockholder Representative and Parent will, unless prohibited by applicable law, close the taxable period of the Company or the Subsidiary as of the close of the Closing Date. No party hereto shall take (or cause to be taken) any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit the Company or any Subsidiary to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a "Straddle Period"), then for purposes of computing Tax accruals in the Final Closing Date Working Capital Statement and for all other purposes of this Agreement, the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the pre-closing portion of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time and exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the pre-closing portion of such Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (f)    Tax Refunds.    At any time prior to April 30, 2008, to the extent any determination of Tax liability of the Company or any Subsidiary, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any period which ends on or before the Closing Date or (ii) any Straddle Period, in either case other than any refund included within the definition of Working Capital or any other refund relating to income taxes for the taxable year beginning January 1, 2005, then any such refund shall belong to the Stockholder Representative for the benefit of the Stockholders, provided that in the case of any Tax refund described in clause (ii) above, the portion of such Tax refund which shall belong to the Stockholder Representative shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing Date), and Parent shall promptly pay or cause to be paid any such refund, and the interest actually received thereon, to the Stockholder Representative upon receipt thereof by Parent or any of its Affiliates. At the request of the Stockholder Representative, Parent shall (or shall cause the Company or the Subsidiaries to) take all steps reasonably required to apply for and obtain any Tax refund described in the preceding sentence. Any and all other refunds shall belong to Parent.

          (g)    Amending Tax Returns.    At any time prior to April 30, 2008, notwithstanding any provision in this Agreement to the contrary, neither the Company nor the Subsidiaries shall, without the prior written consent of the Stockholder Representative, amend any Tax Return after the Closing Date that relates to taxable periods ending on or prior to the Closing Date or a Straddle Period.

          (h)    Transaction Expenses.    Notwithstanding anything in this Agreement to the contrary, for all purposes of this Agreement the expenses described on Schedule 5.14(h) shall be treated as being incurred on the day before the Closing Date.

        SECTION 5.15.    Financing.    Parent and Merger Sub shall use their respective commercially reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Financing Commitments, including using their respective commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto, (ii) to satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control and (iii) redeem Parent's outstanding Senior Subordinated Notes due 2009 to the extent required by the Financing Commitments. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent and Merger Sub shall use their respective commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on comparable terms as promptly as practicable following the occurrence of such event.

        SECTION 5.16.    Employment and Non-Competition Agreements.    Concurrently with the execution of this Agreement: (a) Perry L. Solomon, Marianne Collins, Pat Prozzi, Sarah Andrews, Scot Rosenblum, Chuck Karlovits, Doug Karlovits, Joseph Karlovits, David Collins, Lisa Censullo and Kevin Reilley have entered into employment agreements with the Company; (b) Perry L. Solomon, Marianne Collins, Pat Prozzi, Sarah Andrews, Scot Rosenblum, Chuck Karlovits, Doug Karlovits, Joseph Karlovits, Lisa Censullo and Kevin Reilley have entered into non-competition agreements with the Company; and (c) Sarah Andrews has amended the Restricted Stock Agreement, dated July 20, 2004, with the Company to provide that 100% of any Unvested Shares (as defined therein) vest upon a Sales Event (as defined therein) prior to Closing. The Company has delivered copies of all of the agreements referenced above in this Section 5.16 to Parent.

        SECTION 5.17.    Stockholders Agreement; Letters of Transmittal.    The Company has delivered reasonable evidence to Parent relating to the execution by the holders of the outstanding shares of Capital Stock of the Company's Amended and Restated Stockholders Agreement, dated as of October 29, 1999. The Company shall use commercially reasonable efforts to obtain executed Letters of Transmittal from all Stockholders prior to Closing and provide copies to Parent.

        SECTION 5.18.    Release and Satisfaction of Indebtedness.    At or immediately prior to the Effective Time all Indebtedness of the Company that exists immediately before the Effective Time shall be paid-off, released or otherwise satisfied either through payment by Parent as part of the Base Purchase Price or through payment by the Company of Cash (and the Company shall use all of its Cash available immediately before the Effective Time either for this purpose or for the payment of Accrued Dividends); provided, however, that at the direction of Parent (and in its sole discretion) specific items of Indebtedness shall not be paid-off and instead, at the direction of Parent, the funds from the Base Purchase Price from Parent and/or the Cash from the Company that would otherwise have been used to pay-off such Indebtedness shall be placed in escrow or otherwise used as directed by Parent.

        SECTION 5.19.    Termination of TriNet Agreement.    The Company shall cooperate with the Parent to terminate that certain Subscriber Services Agreement dated November 4, 1996 by and between HCP Acquisition Co., Inc. and TriNet Employer Group, Inc., provided that Parent agrees to pay any fees or expenses relating to the termination of such agreement or any payments due under such agreement for services provided after December 31, 2005.

ARTICLE VI

CONDITIONS TO CLOSING

        Section 6.01.    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to close the transactions contemplated by this Agreement are subject to the prior or concurrent fulfillment of each of the following conditions; provided, however, that Parent and Merger Sub may waive in writing any one or more of such conditions:

          (a)    Performance of Obligations.    The Company and the Stockholders shall have complied in all material respects with all the terms, covenants and conditions of this Agreement required to be complied with and performed by the Company and the Stockholders on or prior to the Closing Date, and shall have made all of the deliveries required to have been made hereunder by them on or prior to the Closing Date.

          (b)    Representations and Warranties.    All of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time (without regard to any dollar amount or qualifications or limitations regarding materiality or Material Adverse Effect contained therein), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (c)    Consents.    All governmental approvals and consents of third parties, or notices thereto, set forth on Schedule 6.01 shall have been obtained or made and the applicable waiting period with respect to the Merger under the HSR Act shall have expired or early termination shall have been granted.

          (d)    Resolutions.    The Stockholders shall have approved this Agreement, the consummation of the Merger and the appointment of the Stockholder Representative, and the Company shall have delivered to Parent and Merger Sub the resolutions of the Company's Board of Directors and the Stockholders authorizing the execution, delivery and performance of this Agreement and the documents and instruments to be executed and delivered by the Company pursuant hereto, and the transactions contemplated hereby and thereby, certified by an officer of the Company and dated the Closing Date.

          (e)    No Material Adverse Effect.    Between the date hereof and the Effective Time, there shall not have occurred any Material Adverse Effect.

          (f)    Termination of Affiliate Relationships.    Any relationships and loans between the Company and the Stockholders or their Affiliates shall have been terminated to the reasonable satisfaction of Parent.

          (g)    Financing.    Parent shall have received funds contemplated by the Financing Commitments in the amount contemplated by Section 4.06 hereof.

          (h)    Closing Certificates.    The Company shall have furnished Parent and Merger Sub with a certificate, dated as of the Closing Date and executed by the President of the Company, certifying that each of the conditions set forth in Section 6.01(a), (b) and (e) has been satisfied.

          (i)    No Injunction, Etc.    No action, proceeding or investigation shall have been instituted or threatened before any court or governmental agency to enjoin, restrain, prohibit or obtain substantial damages in respect of this Agreement or the consummation of the Merger.

          (j)    Legal Opinion.    The Company has furnished Parent with an opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

          (k)    Liquidation Election.    The Company shall have delivered to Parent and Merger Sub the written election from the holders of at least two-thirds of the outstanding shares of each of the Series A Preferred Stock and Series B Preferred Stock that the Merger and the transactions contemplated by this Agreement will not be treated as a Liquidation pursuant to the Company's Certificate of Incorporation.

          (l)    Payment of Accrued Dividends.    The Company shall have delivered written evidence, in a form satisfactory to Parent, that all accrued cumulative but unpaid dividends (whether or not declared) have been paid in full.

          (m)    Indebtedness of the Company.    The Company shall have provided payoff letters to Parent to satisfy in all respects the Indebtedness of the Company (other than as to Indebtedness that is not paid off pursuant to the direction of Parent pursuant to Section 5.18) effective as of the Closing Date, and related documentation regarding the termination as of the Closing Date of any agreements relating thereto and the release as of the Closing Date of any Liens relating thereto.

          (n)    Letters of Transmittal.    Stockholders holding at least seventy percent (70%) of the outstanding shares of Company Capital Stock shall have executed a Letter of Transmittal, copies of which shall have been delivered to Parent.

          (o)    Limited Dissenting Shares.    Dissenting Shares shall not represent 5% or more of the aggregate issued and outstanding Company Capital Stock as of the date hereof.

        SECTION 6.02.    Conditions to Obligations of the Company.    The obligations of the Company to close the transactions contemplated by this Agreement are subject to the prior fulfillment of each of the following conditions; provided, however, that the Company may waive in writing any one or more of such conditions:

          (a)    Performance of Obligations.    Parent and Merger Sub shall each have complied in all material respects with all the terms, covenants and conditions of this Agreement required to be complied with and performed by each on or prior to the Closing Date, and shall have made all of the deliveries required to have been made hereunder by them on or prior to the Closing Date.

          (b)    Representations and Warranties.    All of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time (without regard to any dollar amount or qualifications or limitations regarding materiality or Material Adverse Effect contained therein), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct only on and as of such earlier date), and except for such breaches of representations and warranties that, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (c)    Resolutions; Officers.    Parent and Merger Sub shall have delivered to the Company the resolutions of their respective Boards of Directors authorizing the execution, delivery and performance by them of this Agreement and the documents and instruments to be executed and delivered by Parent and Merger Sub pursuant hereto, and the transactions contemplated hereby and thereby, each certified by an officer of Parent and Merger Sub, respectively, and dated the Closing Date.

          (d)    Closing Certificate.    Parent and Merger Sub shall have furnished the Company with a certificate, dated as of the Closing Date and executed by the Presidents of Parent and Merger Sub, respectively, certifying that each of the conditions set forth in Section 6.02(a) and (b) has been satisfied.

          (e)    Legal Restraints, Proceedings.    The absence of any injunction, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the transactions contemplated herein.

          (f)    Stockholder Approval.    The requisite number of Stockholders shall have adopted and approved this Agreement, the Merger and the transactions contemplated hereby.

          (g)    Merrill Options.    The Merrill Options shall have been granted.

ARTICLE VII

CLOSING

        SECTION 7.01.    Closing Date.    Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Boston time, on the third business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms cannot be satisfied until the time of Closing), at the Boston offices of Weil, Gotshal & Manges LLP or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to herein as the "Closing Date".

        SECTION 7.02.    Deliveries by the Company.    At the Closing, the Company shall deliver to Parent and Merger Sub:

          (a)   The Certificate of Merger, duly executed by the Company;

          (b)   Resignations of the directors (or equivalent positions) of each of the Company and the Subsidiaries in a form satisfactory to Parent;

          (c)   The Working Capital Escrow Agreement and the Indemnification Escrow Agreement, each duly executed by the Stockholder Representative and the Company;

          (d)   A duly executed FIRPTA certificate in accordance with Code Section 1445, which states that shares of Company Capital Stock do not constitute "United States real property interests" under Section 897(c) of the Code;

          (e)   The certificates required by Sections 6.01(d) and (h); and

          (f)    All other documents required pursuant to this Agreement, all in form and substance satisfactory to counsel for Parent and Merger Sub, as well as any further documentation or instruments as Parent, Merger Sub or their counsel may reasonably require to effectuate the terms of this Agreement.

        SECTION 7.03.    Deliveries by Parent and Merger Sub.    At the Closing, Parent and Merger Sub shall deliver:

          (a)   The cash consideration to which each Stockholder and holder of Company Stock Options and Company Warrants is entitled pursuant to Article II hereof, payable to: (i) in the case of the cash consideration payable to the holders of Company Stock Options and Company Warrants, the Company, or (ii) in the case of the cash consideration payable to the Stockholders, the Paying Agent;

          (b)   The Working Capital Escrow Agreement and Indemnification Escrow Agreement, each duly executed by the Escrow Agent and Parent;

          (c)   The legal opinion required by Section 6.01(j);

          (d)   The certificates required by Sections 6.02(c) and (d); and

          (e)   All other documents required pursuant to this Agreement, all in form and substance satisfactory to counsel for the Company, as well as any further documentation or instruments as the Company or its counsel may reasonably request to effectuate the terms of this Agreement.

        SECTION 7.04.    Further Assurances.    The Company agrees that at any time or from time to time after the Closing Date, upon request of Parent or Merger Sub, the Company will make reasonable commercial efforts to have executed, acknowledged and delivered such other and further instruments and take such other action as Parent or Merger Sub may reasonably require to effectuate the terms of this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

        SECTION 8.01.    Survival.    The representations and warranties contained in Articles III and IV and the covenants and agreements contained in Article V shall survive the Closing and shall terminate on April 30, 2007 (the "General Survival Date"); provided, however, that (a) the representations and warranties pursuant to Section 3.09 (Taxes), 3.15 (Employee Benefit Plans) and 3.27 ("Other Acquisitions") (collectively, the "Special Representations") shall survive the Closing and shall terminate on April 30, 2008 and (b) the representations and warranties pursuant to Sections 3.01 (Organization; Good Standing), 3.02 (Authorization of Agreement), 3.04 (Capitalization; Title to Shares) and 3.22 (Interested Party Transactions) (collectively, the "Excluded Company Representations") and Sections 4.01 (Organization; Good Standing) and 4.02 (Authority Relative to this Agreement), shall survive the Closing and shall terminate on the date that is 30 days after the expiration of the applicable statute of limitations.

        SECTION 8.02.    Indemnification by Stockholders.    From and after the Closing (but subject to the provisions of this Article VIII), each Stockholder, severally in proportion to its respective Proportional Amount and not jointly, shall indemnify Parent Indemnitees (as defined below) in respect of any loss, liability, damage or expense (hereinafter individually a "Loss" and collectively "Losses") suffered or incurred by Parent or any of its Affiliates, officers, directors, employees or agents (the "Parent Indemnitees") to the extent such Loss results from or arises out of:

          (a)   a breach of any representation or warranty made by the Company contained in this Agreement;

          (b)   the nonperformance of any covenant or obligation to be performed by the Company under this Agreement;

          (c)   any Transaction Expenses not included within Final Working Capital or paid by the Stockholders pursuant to Section 2.01(i);

          (d)   any Liability for Taxes of the Company, any Subsidiary or any predecessor in interest of any of them with respect to any Tax period or portion thereof ending on or before the Closing Date, regardless of whether such Liability for Taxes arises out of or constitutes a breach of any representation, warranty or covenant in this Agreement, other than Liability for income Taxes of the Company or any Subsidiary for the year beginning January 1, 2005; or

          (e)   any matter described in Schedule 8.02(e) attached hereto; or

          (f)    any matter described in Schedule 8.02(f) attached hereto.

        For purposes of determining the amount of a Loss resulting from a breach of any representation or warranty hereunder, the terms "material" or "Material Adverse Effect" or words of similar import contained in such representation or warranty shall in each case be disregarded and without effect (as if such terms were deleted from such representation or warranty). All payments under this Section 8.02 shall be treated by the parties as an adjustment to the proceeds received by the Stockholders pursuant to Article II.

        SECTION 8.03.    Indemnification by Parent.    From and after the Closing (but subject to the provisions of this Article VIII), Parent shall indemnify each Stockholder and its Affiliates, officers, directors, employees and agents against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement, any breach of any covenant of Parent or Merger Sub contained in this Agreement requiring performance by Parent or Merger Sub prior to the Closing or by Parent or the Surviving Corporation after the Closing, and any claim or suit brought against any Stockholder or its Affiliates, officers, directors, employees and agents at any time on or after the Closing Date relating to actions taken by Parent or the Company on or after the Closing Date. For purposes of determining the amount of a Loss resulting from a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement, the terms "material" or "Parent Material Adverse Effect" or words of similar import contained in such representation or warranty shall in each case be disregarded and without effect (as if such terms were deleted from such representation or warranty). All payments under this Section 8.03 shall be treated by the parties as an adjustment to the proceeds received by the Stockholders pursuant to Article II.

        SECTION 8.04.    Indemnification Escrow.

          (a)    Deposit of Escrow Amount.    At Closing, Parent shall deposit in escrow with the escrow agent identified in the form of the Indemnification Escrow Agreement attached hereto as Exhibit D (the "Indemnification Escrow Agreement") $8,000,000 (the "Indemnification Escrow Amount") of the Aggregate Merger Consideration, which amount shall be held and disbursed in accordance with the terms of such Indemnification Escrow Agreement.

          (b)    Parent's Receipt of Indemnity Escrow.    From and after the Closing (but subject to the provisions of the Indemnification Escrow Agreement), the Parent Indemnitees shall be entitled, in accordance with the terms of the Indemnification Escrow Agreement, to receive proceeds from the Indemnification Escrow Amount in respect of any Loss suffered or incurred by any Parent Indemnitee that is entitled to indemnification under Section 8.02.

          (c)    Limitations on Parent's Receipt of Indemnity Escrow.    Notwithstanding anything to the contrary contained in this Agreement, the rights of a Parent Indemnitee pursuant to Sections 8.04(b) and 8.06 shall be subject to the following limitations:

              (i)  a Parent Indemnitee shall not be entitled to receive proceeds from the Indemnification Escrow Amount pursuant to Section 8.04(b) or exercise its Set-Off Right pursuant to Section 8.06 (other than Losses suffered or incurred as a direct result of a breach of any Excluded Company Representations, any Special Representations or any Loss referred to in Section 8.02(b), (c), (d) or (e)) unless and until the aggregate amount of individual Losses that exceed the Mini-Basket and otherwise would be payable pursuant to Section 8.04(b) from the Indemnification Escrow Amount or pursuant to 8.06 as a result of the exercise of the Set-Off Right exceeds on a cumulative basis an amount equal to $1,000,000 (the "Basket"), provided that once the Basket amount is exceeded, Parent Indemnitees shall be entitled to recover back to the first dollar of any such Loss that exceeds the Mini-Basket;

             (ii)  a Parent Indemnitee shall not be entitled to receive proceeds from the Indemnification Escrow Amount pursuant to Section 8.04(b) or exercise its Set-Off Right pursuant to Section 8.06 (other than Losses suffered or incurred as a direct result of a breach of any Excluded Company Representations, any Special Representations or any Loss referred to in Section 8.02(b), (c), (d) or (e)) unless and until (A) the amount of the Loss that otherwise would be payable pursuant to Section 8.04(b) from the Indemnification Escrow Amount or pursuant to 8.06 as a result of the exercise of the Set-Off Right with respect to any such individual claim (and any claims involving items or matters arising out of substantially similar facts and circumstances) exceeds an amount equal to $5,000 (the "Mini-Basket") and (B) the Basket has been exceeded, and then from the first dollar of such Loss (it being understood that any such individual claims for Losses having amounts less than the Mini-Basket shall be ignored in determining whether the Basket has been exceeded and thereafter); and

            (iii)  the amount that a Parent Indemnitee is able to recover with respect to any Loss under Section 8.04(b) (other than Losses suffered or incurred as a direct result of a breach of any Excluded Company Representations) is limited to the amount, if any, then remaining in the Indemnification Escrow Amount or available pursuant to the Set-Off Right. For the avoidance of doubt, recovery against the Indemnification Escrow Amount pursuant to this Section 8.04 and the Set-Off Right pursuant to Section 8.06 constitute a Parent Indemnitee's sole and exclusive remedy for any and all Losses a Parent Indemnitee is entitled to indemnification under Section 8.02 (other than Losses suffered or incurred as a direct result of a breach of any Excluded Company Representations).

          (d)    Release of Indemnity Escrow Proceeds.

              (i)  Effective April 30, 2007, and as soon thereafter as practicable, the Escrow Agent shall pay to the Stockholders, pursuant to the terms of the Indemnification Escrow Agreement, fifty percent (50%) of an amount equal to (x) the Indemnification Escrow Amount less (y) a reserve equivalent to the aggregate amount of any good faith claims made by Parent pursuant to this Article VIII and (z) less any claims previously paid out of the Escrow Amount. With respect to any then pending good faith claims referred to in the preceding sentence, promptly following resolution of any such claims, the amount, if any, of such claim which has not been paid to Parent in connection with such resolution, and which would have been paid to the Stockholders if the claim had been resolved prior to the date set forth in the first sentence of this paragraph, shall be paid by the Escrow Agent to the Stockholders pursuant to the terms of the Indemnification Escrow Agreement. All payments paid by the Escrow Agent to the Stockholders pursuant to this Section 8.04(d)(i) shall be distributed to the Stockholders in their respective Proportional Amounts.

             (ii)  Effective April 30, 2008, and as soon thereafter as practicable, the Escrow Agent shall pay to the Stockholders, pursuant to the terms of the Indemnification Escrow Agreement: the amount by which (x) the remaining Indemnification Escrow Amount exceeds (y) the aggregate amount of any good faith claims made by Parent pursuant to this Article VIII. With respect to any then pending good faith claims referred to in the preceding sentence, promptly following resolution of any such claims, the amount, if any, of such claim which has not been paid to Parent in connection with such resolution, and which would have been paid to the Stockholders if the claim had been resolved prior to the date set forth in the first sentence of this paragraph, shall be paid by the Escrow Agent to the Stockholders pursuant to the terms of the Indemnification Escrow Agreement. All payments paid by the Escrow Agent to the Stockholders pursuant to this Section 8.04(d)(ii) shall be distributed to the Stockholders in their respective Proportional Amounts.

            (iii)  If the Indemnification Escrow Amount or Set-Off Right are insufficient or unavailable to satisfy the obligations of the Stockholders under this Article VIII or if the Indemnification Escrow Agreement has terminated, then those Stockholders shall pay to Parent in cash an amount equal to the excess of such Losses over the Indemnification Escrow Amount, multiplied by their Proportional Amount.

          (e)    Several Liability of the Stockholders.    Notwithstanding anything contained herein to the contrary, for obligations pursuant to this Article VIII when the Indemnification Escrow Amount or

  Set-Off Right is insufficient or unavailable, the Stockholders shall only be severally (individually) liable (based on their Proportional Amount) for such additional payment; provided that, in no event shall such Stockholder's liability under this Article VIII exceed the net proceeds such Stockholder actually receives pursuant to Article II.

        SECTION 8.05.    Expiration of Claims.    The ability of any Person to receive indemnification under Section 8.02 or 8.03, and the ability of the Parent Indemnitees to receive proceeds from the Indemnification Escrow Amount pursuant to Section 8.04(b) or exercise the Set-Off Right pursuant to Section 8.06, shall terminate on the applicable survival termination date (as set forth in Section 8.01), unless such Person or a Parent Indemnitee, as applicable, shall have incurred a Loss and made either a claim for indemnification pursuant to Sections 8.02 or 8.03, a claim for receipt of proceeds from the Indemnification Escrow Amount pursuant to Section 8.04 or a claimed exercise of the Set-Off Right pursuant to Section 8.06, prior to such termination date, as applicable. If a Person or a Parent Indemnitee has made either a claim for indemnification pursuant to Section 8.02 or 8.03, a claim for receipt of proceeds from the Indemnification Escrow Amount pursuant to Section 8.04 or an exercise of the Set-Off Right prior to such termination date, such claim, if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 8.01.

        SECTION 8.06.    Set-Off Right.    Subject to the conditions specified in this Section 8.06 and satisfaction of the procedures for indemnification in Section 8.07, a Parent Indemnitee may set off (the "Set-Off Right") any amount to which it is entitled to receive pursuant to Section 8.02(a) specifically resulting from a breach by the Company of any Excluded Company Representations or Section 3.16(m) or (n) against amounts otherwise payable as an Earn-Out Payment. The exercise of the Set-Off Right by Parent will not constitute a breach of the Parent's obligations pursuant to Article II hereof. Any amounts subject to the Set-Off Right will reduce the amount of Earn-Out Payment otherwise payable pursuant to Section 2.04 hereof. A Parent Indemnitee may not exercise the Set-Off Right until the Indemnification Escrow Amount at the time of exercise that is not subject to outstanding good faith claims is equal to $0. Any amount of any Earn-Out Payment that is withheld from the Stockholders pursuant to this Section 8.06 and ultimately determined to be payable to the Stockholders shall accrue interest at the rate of six percent (6%) per annum from April 30, 2007 until the date of payment to the Stockholders.

        SECTION 8.07.    Procedures Relating to Indemnification.

          (a)   In order for a party to be entitled to any indemnification provided for under this Agreement (such party the "Claiming Party"), in respect of a claim or demand made by any Person against the Claiming Party (a "Third Party Claim"), such Claiming Party must notify the indemnifying party (the "Defending Party") in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Defending Party shall have been actually prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Defending Party, within five business days after the Claiming Party's receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim.

          (b)   If a Third Party Claim is made against a Claiming Party, the Defending Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Defending Party and reasonably satisfactory to the Claiming Party; provided, however, that the Stockholder Representative may assume the defense of a matter involving a Parent Indemnitee only if (i) there is not conflict of interest between the Parent Indemnitee and the Stockholders, (ii) the sole remedy sought by such Third Party Claim is monetary damages, (iii) the Stockholder Representative acknowledges in writing that the Stockholders are obligated to indemnify the Parent Indemnitee pursuant to Section 8.02(b), and

  (iv) the amounts available in the Indemnification Escrow Amount at that time are equal to or greater than the monetary damages sought as the sole remedy in connection with the Proceeding. Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party shall not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof. If the Defending Party assumes such defense, the Claiming Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party shall control such defense. The Defending Party shall be liable for the fees and expenses of counsel employed by the Claiming Party for any period during which the Defending Party has not assumed the defense thereof. If the Defending Party chooses to defend any Third Party Claim, then all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party's request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Stockholder Representative (on behalf of the Stockholders) shall act on behalf of all Defending Parties in the case of all Third Party Claims with respect to which Parent is seeking indemnification from the Stockholders under Section 8.02 (with each Stockholder responsible for his, her or its allocable share of such costs and expenses based on such Stockholder's Proportional Amount). Whether or not the Stockholder Representative (on behalf of the Stockholders) shall have assumed the defense of a Third Party Claim, neither Parent nor any of its Affiliates shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim for which any sums are recoverable from the Indemnification Escrow Amount without the prior written consent of the Stockholder Representative.

        SECTION 8.08.    Mitigation.    Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

        SECTION 8.09.    Exclusive Remedy; Exceptions.    From and after the Closing Date, the provisions of this Article VIII shall be the sole and exclusive remedy for monetary damages arising out of or resulting from the breach of any representations, warranties or covenants made pursuant to this Agreement, except for intentional breach, intentional misrepresentation or fraud by the Company against Parent or Merger Sub in connection with this Agreement and the Merger. In the event of intentional breach, intentional misrepresentation or fraud by the Company against Parent or Merger Sub in connection with this Agreement and the Merger, none of the limitations set forth in Sections 8.01, 8.04, 8.05 and 8.06 will apply.

        SECTION 8.10.    Determination of Loss Amount.

          (a)   Losses for breaches of representations and warranties contained in this Agreement shall be net of any insurance proceeds realized by and paid to any party entitled to indemnification hereunder, with the amount of any such proceeds calculated net of any direct increase in insurance premiums incurred as a result of such claim. The Defending Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Claiming Party with respect to any Loss for which any such Person has been indemnified hereunder and has received funds in the amount of the Loss, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Stockholder Representative (on behalf of the Stockholders).

          (b)   In no event shall Parent be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits or punitive damages and, in particular, no "multiple of profits" or "multiple of cash flow" or similar valuation methodology shall be used in calculating the amount of any Losses.

          (c)   There shall be no indemnification obligations pursuant to this Article VIII for any amount which has been included in Final Working Capital or involves income Taxes for the Company or the Subsidiaries for the year beginning January 1, 2005.

        SECTION 8.11.    Tax Benefits.    To the extent that a Claiming Party recognizes Tax Benefits (defined below) as a result of any Loss as to which the Claiming Party has received funds in the amount of such Loss, such party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Defending Party with respect to such Loss) to the Defending Party as such Tax Benefits are actually recognized by the Claiming Party. For this purpose, the Claiming Party shall be deemed to recognize a tax benefit ("Tax Benefit") with respect to a taxable year if, and to the extent that, the Claiming Party's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Loss as to which the Claiming Party has received funds in the amount of such Loss from all taxable years, exceeds the Claiming Party's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to such Loss for all taxable years (to the extent permitted by relevant Tax law and not already taken into account for a previous taxable year pursuant to this Section 8.11 and treating such Tax items as the last items claimed for any taxable year).

ARTICLE IX

TERMINATION OF AGREEMENT

        Section 9.01.    Events of Termination.    This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

          (a)   At the election of the Company or Parent on or after December 31, 2005, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

          (b)   by mutual written consent of the Company and Parent;

          (c)   by the Company or Parent if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (d)   by Parent (provided that neither Parent nor Merger Sub are then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if the Company materially breaches any of the representations, warranties, covenants or agreements contained in this Agreement and such breach (if curable) has not been cured within 10 days following written notice of such breach; or

          (e)   by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Parent or Merger Sub materially breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement and such breach (if curable) has not been cured within 10 days following written notice of such breach.

        SECTION 9.02.    Effect of Termination.    In the event that any party shall elect to terminate this Agreement pursuant to any provision contained herein expressly giving such party the right to terminate this Agreement, this Agreement shall forthwith terminate and have no further effect, and neither party shall have any further obligation or liability (except with respect to those provisions hereof which expressly survive any termination of this Agreement). Notwithstanding the foregoing, the termination of this Agreement pursuant to any provision hereof shall not relieve any party of any liability for a breach of any representation or warranty, or nonperformance of any covenant or obligation hereunder, and any such termination shall not be deemed to be a waiver of any available remedy for any such breach or nonperformance. Upon termination of this Agreement for any reason, Parent and Merger Sub agree to return to the Company all information (including but not limited to financial information, sales information, marketing information and operational information) provided by the Company in connection with this Agreement and the transactions contemplated herein.

ARTICLE X

NOTICES

        Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, on the next business day after delivery to a nationally recognized overnight courier service, when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to the party to be notified at the address or facsimile number indicated below for such party, or at such other address as such party may designate upon written notice to the other parties (except that notice of change of address shall be deemed given upon receipt).

  (a)
  In the case of Parent or Merger Sub:

    Merrill Communications LLC
    One Merrill Circle
    St. Paul, MN 55108
    Attn: Steven J. Machov
    Facsimile: (651) 632-1272

With a copy to:

    Oppenheimer Wolff & Donnelly LLP
    45 South Seventh Street
    Plaza VI, Suite 3300
    Minneapolis, MN 55402
    Attn: Bruce A. Machmeier, Esq.
    Facsimile: (612) 607-7267

  (b)
  In the case of the Company:

    WordWave, Inc.
    160 Commonwealth Ave, U-3
    Boston, MA 02116
    Attn: Perry L. Solomon
    Facsimile: (617) 262-7718

With a copy to:

    Weil, Gotshal & Manges LLP
    100 Federal Street
    Boston, Massachusetts 02110
    Attn: James Westra, Esq.
    Facsimile: (617) 772-8377
    Telephone: (617) 772-8300

In the case of Stockholder Representative:

    Perry Solomon
    c/o WordWave, Inc.
    160 Commonwealth Ave, U-3
    Boston, MA 02116
    Facsimile: (617) 262-7718

With a copy to:

    Weil, Gotshal & Manges LLP
    100 Federal Street
    Boston, Massachusetts 02110
    Attn: James Westra, Esq.
    Facsimile: (617) 772-8377
    Telephone: (617) 772-8300

ARTICLE XI

MISCELLANEOUS

        SECTION 11.01.    Expenses.    Except as otherwise provided in this Agreement, each party will bear its own expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions will be consummated. Notwithstanding the foregoing, the Stockholders shall pay at Closing (by reducing the Aggregate Merger Consideration) 50% of the first $200,000 in fees to due to Sagent Advisors Inc. for up to a maximum of $100,000, provided, however, that Parent shall pay the remaining 50% of the first $200,000 in fees and 100% of the total fees in excess of $200,000 due to Sagent Advisors Inc.

        SECTION 11.02.    Entire Agreement.    This Agreement, together with the Exhibits and Schedules annexed hereto, constitutes the entire understanding and agreement by and among the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among such parties.

        SECTION 11.03.    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced; provided that the Stockholder Representative may amend or waive any term of this Agreement on behalf of the Stockholders pursuant to Section 11.13(b) hereof, and such amendment or waiver shall be binding and enforceable against the Stockholders.

        SECTION 11.04.    Successors and Assigns.    Merger Sub shall have the right to assign this Agreement and its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Except as provided in the preceding sentence, neither this Agreement nor any rights hereunder may be assigned by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        SECTION 11.05.    Governing Law.    This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction (other than those provisions set forth herein that are required to be governed by the DGCL). The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York or the Commonwealth of Massachusetts over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        SECTION 11.06.    Severability.    If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

        SECTION 11.07.    No Third-Party Beneficiaries.    Nothing in this Agreement, express or implied, shall create or confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

        SECTION 11.08.    Remedies.    In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may, except as otherwise provided in this Agreement, proceed to protect and enforce their rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. Except as otherwise provided in this Agreement, (a) the rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law and (b) no single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

        SECTION 11.09.    Captions.    The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        SECTION 11.10.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        SECTION 11.11.    Certain References.    Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The terms "herein", "hereof" or "hereunder" or similar terms as used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement.

        SECTION 11.12.    Guaranty by Parent.    By its signature below, Parent hereby guarantees the obligations of Merger Sub pursuant to this Agreement to be performed on or prior to the Closing Date.

        SECTION 11.13.    Stockholder Representative.

          (a)    Appointment.    Each Stockholder (other than a holder of Dissenting Shares), and each holder of Company Stock Options and Company Warrants, as the case may be, constitutes and appoints Perry Solomon (the "Stockholder Representative") to act as such Person's representative under this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement, with full authority to act on behalf of, and to bind, each such Person for purposes of this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement, and Stockholder Representative accepts such appointment. Stockholder Representative shall have full power and authority to represent all of such holders and their successors with respect to all matters arising under this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement, and all actions taken by Stockholder Representative hereunder and thereunder shall be binding upon all such holders and their successors as if expressly confirmed and ratified in writing by each of them. Stockholder Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement, for and on behalf of such holders, as fully as if such holders were acting on their own behalf, including, without limitation, dealing with Parent, the Paying Agent under this Agreement and Escrow Agents under the Working Capital Escrow Agreement and the Indemnification Escrow Agreement with respect to all matters arising under this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement, and engaging counsel, accountants or other Stockholder Representatives, in connection with the foregoing matters. Without limiting the generality of the foregoing, Stockholder Representative shall have full power and authority to effect and interpret all the terms and provisions of this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement, and to consent to any amendment hereof or thereof on behalf of all such holders and their successors.

          (b)    Indemnification of Stockholder Representative.    Stockholder Representative may act upon any instrument or other writing believed by Stockholder Representative in good faith to be genuine and to be signed or presented by the proper Person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement, the Working Capital Escrow Agreement or the Indemnification Escrow Agreement, except for its own willful default or gross negligence. Stockholder Representative shall be, and hereby is, indemnified and held harmless, jointly and severally, by each Stockholder (other than a holder of Dissenting Shares), and each holder of Company Stock Options and Company Warrants from all losses, costs and expenses (including attorneys' fees) that may be incurred by Stockholder Representative as a result of Stockholder Representative's performance of its duties under this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement; provided that Stockholder Representative shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by Stockholders Representative as a result of its own willful default or gross negligence.

          (c)    Reasonable Reliance.    In the performance of its duties hereunder, Stockholder Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Stockholder (other than a holder of Dissenting Shares), or any holder of Company Stock Options or Company Warrants or Parent. Stockholder Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

          (d)    Attorney-in-Fact.

            (A)  Stockholder Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder (other than a holder of Dissenting Shares), holder of Company Stock Options or Company Warrants with full power in their name and on their behalf to act according to the terms of this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement in the absolute discretion of Stockholder Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Working Capital Escrow Agreement and the Indemnification Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement. Such appointment shall be deemed to be a power coupled with an interest.

            (B)  This power of attorney and all authority hereby conferred is granted and shall be irrevocable, subject to replacement of Stockholder Representative pursuant to Section 11.01(e), and shall not be terminated by any act of any Stockholder (other than a holder of Dissenting Shares), or holder of Company Stock Options or Company Warrants by operation of Law, whether by such holder's death, disability, protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder (other than a holder of Dissenting Shares), and each holder of Company Stock Options and Company Warrants hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the termination or expiration of the Working Capital Escrow Agreement or Indemnification Escrow Agreement.

            (C)  Each Stockholder (other than a holder of Dissenting Shares), and holder of Company Stock Options or Company Warrants, waives any and all defenses which may be available to contest, negate or disaffirm the action of Stockholder Representative taken in good faith under the Working Capital Escrow Agreement and Indemnification Escrow Agreement.

          (e)    Successor Representatives.    Stockholder Representative shall designate one or more Persons to serve as successor Stockholder Representative in the event of its death, incapacity, bankruptcy or dissolution which Person or Persons shall in such event succeed to and become vested with all the rights, powers, privileges and duties of Stockholder Representative under this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement. Each successor Stockholder Representative shall designate one or more successors to serve as Stockholder Representative in the event of such successor Stockholder Representative's death, incapacity, bankruptcy or dissolution.

        SECTION 11.14.    Employee Benefit Matters.    For purposes of any Employee Benefit Plan maintained by Parent or the Surviving Corporation for the employees of the Surviving Corporation on and after the Closing Date, any years of eligibility service or vesting service credited to the such employees under the Company Employee Plans as of the Closing Date shall be credited under Parent's or the Surviving Corporation's Employee Benefit Plans solely for purposes of determining eligibility service or vesting service (but not for purposes of calculating any benefit accruals), except to the extent (a) the consent of a third party is required and cannot be obtained by Parent after having used reasonable commercial efforts to obtain any such consent, (b) the crediting of such prior service is not allowed under the Code, ERISA or other applicable Law, or (c) a particular employee has agreed in writing that he or she will not be credited for such prior service.

        SECTION 11.15.    Company Disclosure Schedule.    Any item, information or facts set forth in the Company Disclosure Schedule will be deemed adequate to disclose an exception to a representation and warranty made in Article III unless a reasonable person would not reasonably understand the exception taken from the item, information or facts on their face. In addition, any item, information or facts disclosed in one section or subsection of the Company Disclosure Schedule will be deemed to be disclosed in all other applicable sections or subsections of the Company Disclosure Schedule if the relevance of such disclosure is reasonably apparent on its face or such disclosure is specifically identified by cross reference or otherwise in the Company Disclosure Schedule. However, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

        SECTION 11.16.    Defined Terms.    The following terms used in this Agreement shall have the following meanings or the meanings set forth in the corresponding Sections or subsections of this Agreement:

"Accrued Dividends" means all accrued but unpaid dividends on the Company Preferred Stock.

"Affiliate" means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise
"Aggregate Exercise Price"	2.01(d)
"Aggregate Merger Consideration"	Section 2.01(d)
"Agreement"	Heading Paragraph
"Arbitrator"	Section 2.01(h)
"Balance Sheet"	Section 3.06(a)
"Balance Sheet Date"	Section 3.06(a)
"Basket"	Section 8.04(c)
"Business"	Recitals
"Cash" means the amount of cash and Cash Equivalents that should be reflected on the balance sheet of the Company as determined in accordance with GAAP.

"Cash Equivalents" means, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within six months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within six months after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.
"Certificate of Merger"	Section 1.02
"Certificates"	Section 2.02(b)
"Claiming Party"	Section 8.06(a)
"Closing"	Section 7.01
"Closing Consideration"	2.01(d)
"Closing Consideration Per Common Share"	2.01(d)

"Closing Consideration Per Preferred C Share"	2.01(d)
"Closing Date"	Section 7.01
"Code" means the Internal Revenue Code of 1986, as amended.
"Company"	Heading Paragraph
"Company Capital Stock" means the Company Common Stock, the Company Preferred Stock and any other equity interest in the Company, including Company Warrants and Company Stock Options.
"Company Common Stock" means the common stock, par value $0.01 per share, of the Company.
"Company Disclosure Schedules"	Article III
"Company Documents"	Section 3.02(a)
"Company Employee Plan"	Section 3.15(a)
"Company Indebtedness"	Section 5.18
"Company Intellectual Property"	Section 3.13(b)
"Company's Knowledge" or "Knowledge of the Company" means knowledge of Perry L. Solomon, MaryAnn Collins, Scot Rosenblum, Patricia Prozzi, Kevin Reilley and Sarah Andrews.
"Company Preferred Stock" means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

"Company Stock Option" means each outstanding option to purchase a share of Company Common Stock, which options pursuant to the Company's 1996 Stock Option Plan will automatically vest according to their terms immediately prior to the Effective Time.

"Company Warrant" means each outstanding option, warrant or other rights agreement, arrangement or commitment of any character to purchase shares of Company Capital Stock, other than Company Stock Options
"Confidentiality Agreement"	Section 5.04
"Contract" means any contract, indenture, note, bond, lease, commitment or other agreement, whether written or oral.
"Debt Financing"	Section 4.06
"Defending Party"	Section 8.06(a)
"DGCL" means the Delaware General Corporation Law.
"Dissenting Shares"	Section 2.03(a)
"D&O Insurance"	Section 5.10
"EBITDA of the Company"	Section 2.04(d)
"EBITDA Target"	Section 2.04(a)
"Effective Time"	Section 1.02
"Employee Benefit Plan"	Section 3.15(a)

"Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11011), the Hazard Communication Act (29 U.S.C. §§ 651 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the Environment Act 1995 of the United Kingdom, as each has been or may be amended and the regulations promulgated pursuant thereto.
"Environmental Permits"	Section 3.19(a)
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate"	Section 3.15(a)

"Escrow Agent" means LaSalle Bank National Association, or such other financial institution which is reasonably acceptable to Parent and Stockholder Representative and which has been appointed to act as escrow agent for the holders of Company Capital Stock, Company Warrants and Company Stock Options in connection with Indemnification Escrow Agreement and the Working Capital Escrow Agreement.
"Estimated Working Capital"	Section 2.01(h)
"Excluded Company Representations"	Section 8.01
"Final Closing Date Working Capital Statement"	Section 2.01(h)
"Final Working Capital"	Section 2.01(h)
"Financial Advisor"	Section 3.20
"Financial Statements"	Section 3.06(a)
"Financing Commitments"	Section 4.06
"GAAP" means generally accepted United States accounting principles as of the date hereof.
"General Survival Date"	Section 8.01
"Governmental Body"	Section 3.03(a)

"Hazardous Materials" means: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above regulated levels and radon gas; and (ii) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which as of the date hereof is prohibited, limited or regulated by any Governmental Body.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"IC Representatives"	Section 3.16(n)
"ICTA"	Section 3.09(g)

"Indebtedness" of any Person means, without duplication, (i) the principal of, accrued interest of, premium (if any) in respect of and prepayment and other penalties, charges, expenses and fees associated with (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
"Indemnification Escrow Agreement"	Section 8.04(a)
"Indemnification Escrow Amount"	Section 8.04(a)
"Information Statement"	Section 3.25
"Intellectual Property"	Section 3.13(a)
"Interested Party"	Section 3.22
"IRS" means the Internal Revenue Service.
"Labor Laws"	Section 3.16(g)
"Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

"Letter of Transmittal"	Section 2.02(b)

"Liability" means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto. "Liens" means any lien, encumbrance, security interest, charge, pledge, mortgage, deed of trust, claim, lease, option, right of first refusal, easement, servitude or transfer restriction, except for (a) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith and which are scheduled on the Company Disclosure Schedule, and (b) liens to secure indebtedness reflected on the Company Balance Sheet or indebtedness incurred in the Ordinary Course of business after the date thereof.
"Losses"	Section 8.02

"Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have a (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and Subsidiaries taken as a whole or (ii) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, in either case other than an effect resulting from an Excluded Matter. For purposes hereof, "Excluded Matter" means any one or more of the following: (i) the effect of any change in the United States or foreign economies (which change does not disproportionately affect the Company in any material respect); (ii) the effect of any change that generally affects the litigation support, digital recording and transcription and captioning services industries (which change does not disproportionately affect the Company in any material respect); (iii) effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; provided that the Company's operations are not directly and adversely affected by such action or occurrence; (iv) the effect of any action taken by Parent or Merger Sub with respect to the transactions contemplated hereby or with respect to the Company which is in contravention of the terms or provisions of this Agreement; (v) any effect resulting from the public announcement of this Agreement.
"Material Contracts"	Section 3.14(a)
"Maximum Premium"	Section 5.10
"Merger"	Section 1.01
"Merger Consideration"	Section 2.01(d)
"Merger Consideration Per Common Share"	Section 2.01(d)
"Merger Sub"	Heading Paragraph
"Merrill Options"	Section 4.07

"Mini-Basket"	Section 8.04(c)
"Net Indebtedness for Borrowed Money" means any Indebtedness of the Company, less Cash.

"Non-Trade Liabilities" means (without duplication): (a) all liabilities of the Company that would appear as liabilities on a balance sheet prepared in accordance with GAAP; (b) liabilities associated with unfunded pensions; and (c) all amounts due or to become due by the Company in connection with or by reason of the transactions contemplated by this Agreement, but shall not include Indebtedness, any current liabilities, any tax liabilities, any liabilities for the payment of severance or similar benefits to employees of the Company or the Subsidiaries in connection with or by reason of the transactions contemplated by this Agreement or any other liabilities that have been included in the determination of Working Capital.
"Optionholders"	Section 2.01(e)
"Options Acknowledgment"	Section 2.02(b)
"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.
"Ordinary Course of Business" means the ordinary and usual course of business of the Company consistent with past practices.
"OSHA" means the Occupational Safety and Health Administration.

"Outstanding Shares" means, after the Effective Time, (a) shares of Company Capital Stock outstanding immediately prior to the Effective Time and (b) shares of Company Common Stock issuable upon exercise of Company Stock Options and Company Warrants outstanding immediately prior to the Effective Time (whether or not vested) with an exercise price greater than the Closing Consideration Per Common Share.
"Parent"	Heading Paragraph
"Parent Indemnitees"	Section 8.02

"Parent Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.
"Parent Working Capital Statement"	Section 2.01(h)

"Paying Agent" means LaSalle Bank National Association, or such other financial institution which is reasonably acceptable to Parent and Stockholder Representative and which has been appointed to act as agent for the holders of Company Capital Stock in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to Article II.
"Paying Agent Agreement" means the Paying Agent Agreement in the form attached as Exhibit E.

"Pension Plan"	Section 3.15(a)
"Permit" means any approvals, authorizations, consents, licenses, permits or certificates.
"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity
"Personal Property Lease"	Section 3.11
"Preferred Payment Amount"	Section 2.01(d)
"Prior Acquisition"	Section 3.27(a)

"Proportional Amount" for each Stockholder, means a ratio, the numerator of which is the number of Outstanding Shares held by such Stockholder and the denominator of which is the total number of Outstanding Shares.
"Real Property Leases"	Section 3.10
"Requisite Stockholder Consent"	Section 3.02(c)
"Securities Act" means the Securities Act of 1933, as amended.
"Series A Preferred Stock" means the Series A preferred stock, $0.01 par value per share, of the Company.
"Series B Preferred Stock" means the Series B preferred stock, $0.01 par value per share, of the Company.
"Series C Preferred Stock" means the Series C preferred stock, $0.01 par value per share, of the Company.
"Significant Customer"	Section 3.24
"Special Representations"	Section 8.01

"Stockholder" means the holders of the Company Capital Stock immediately before the Effective Time, as listed in Company Disclosure Schedule 3.04, and at and after the Effective Time, shall include the holders of Company Stock Options and Company Warrants immediately prior to the Effective Time that were converted into the right to receive cash pursuant to Section 2.01(e) or (f).
"Stockholder Representative"	Section 11.13(a)
"Stockholder Representative Expense Amount"	Section 2.01(i)

"Stock Plans" means all plans of the Company under which the Company Stock Options were issued and any other Company sponsored plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest therein, including any stock appreciation rights or stock-based performance units.
"Straddle Period"	Section 5.14(e)
"Subsidiaries"	Section 3.05(a)
"Surrender and Cancellation Agreement"	Section 2.02(b)
"Surviving Corporation"	Section 1.01

"Target Working Capital"	Section 2.01(h)
"Tax Benefit"	Section 8.10

"Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, national insurance contributions, PAYE, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), including without limitation any penalties for failing to report any "reportable transactions" required by Section 6011 of the Code or similar provision of state law, and (iii) any Liability of the Company or the Subsidiaries for the Taxes of any other person under U.S. Treasury Regulations Section 1.1502-6 (or similar provisions of state, local or foreign law), as a transferee or successor by contract or otherwise.

"Tax Return" means all returns, declarations, reports, estimates, forms, information returns, schedules, notices and statements or other document or information required to be filed with or submitted to any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.
"Third Party Claims"	Section 8.06(a)
"Third Party Intellectual Property"	Section 3.13(b)

"Transaction Expenses" means (i) all amounts due to lawyers, accountants and other professional service providers engaged by the Company or the Stockholders, (ii) the amounts which the Company or the Stockholders may be obligated to pay to Financial Advisor or any other broker, finder or investment banker in connection with, and conditioned upon, the consummation of the transactions contemplated herein, including without limitation $100,000 in fees due to Sagent Advisors, Inc. for which the Stockholders are responsible, as set forth in Section 11.01, and (iii) all fees and charges, including LIBOR breakage costs, related to prepayment of the Company's Indebtedness determined based on the prepayment thereof as of the Closing, all of which items (i) through (iii) shall be considered to be Transaction Expenses to the extent such expenses are incurred for services provided prior to and through the Closing, whether due or to become due by the Company in connection with or by reason of the transactions contemplated by this Agreement, whether or not accrual of such expenses is required by GAAP or otherwise, and shall be included in Working Capital at Closing (to the extent not paid).

"Transaction Tax Benefits" means any federal, state and local income tax benefits attributable to deductions or expenses incurred by the Company or any of its Subsidiaries and that will be realized on the Company's final Tax Return, as a result of or in connection with the transactions contemplated by this Agreement (including, without limitation, deductions related to the cash-out, exercise or cancellation of any options, to holders of Company Stock Options pursuant to Section 2.01(e) hereof and the payment of any fees or other costs and expenses associated with the transaction contemplated hereby) and any write-off of expenses incurred in connection with Net Indebtedness for Borrowed Money paid off on the Closing Date.

"Transfer Taxes" means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Body in connection with the transactions contemplated by this Agreement, including, without limitation, any payments made in lieu of any such Taxes or governmental charges, which become payable in connection with the transactions contemplated by this Agreement.
"Working Capital"	Section 2.01(h)
"Working Capital Escrow Agreement"	Section 2.01(g)
"Working Capital Escrow Amount"	Section 2.01(g)

        SECTION 11.17.    Interpretation.    This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.

[SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MERGER SUB:
CAPTURE MERGER CORP.
By:	/s/ STEVEN J. MACHOV Name: Steve Machov Title: Secretary
PARENT:
MERRILL COMMUNICATIONS LLC
By:	/s/ RICK ATTERBURY Name: Rick Atterbury Title: President and Chief Operating Officer
COMPANY:
WORDWAVE, INC.
By:	/s/ PERRY SOLOMON Name: Perry Solomon Title: CEO
STOCKHOLDER REPRESENTATIVE:
By:	/s/ PERRY SOLOMON Name:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WORDWAVE, INC.

        WordWave, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        FIRST: WordWave, Inc. (formerly known as HCP Acquisition Co., Inc.) originally filed its Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware on December 21, 1995. The original name of the corporation was "HCP Acquisition Co., Inc."

        SECOND: This Amended and Restated Certificate of Incorporation was duly adopted by and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

        THIRD: This Amended and Restated Certificate of Incorporation not only restates and integrates, but also amends the provisions of the corporation's Certificate of Incorporation.

        FOURTH: All amendments reflected in this Amended and Restated Certificate of Incorporation have been duly proposed by the Board of Directors of the corporation and adopted by the sole stockholder of the corporation in the manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware.

        FIFTH: The text of the Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

        The name of this corporation is WordWave, Inc. (the "Company").

ARTICLE II

        The address of its registered office in the State of Delaware is 615 South Dupont Highway, Dover, Delaware 19901 in the County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

        The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

        The total number of shares of capital stock that the Company shall have authority to issue is [One Hundred (100)] shares of Common Stock, $0.01 par value.

ARTICLE V

        Any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE VI

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Company, subject to the power of the stockholders of the Company to alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VII

        The Company shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of any other Company, partnership, joint venture, trust, employee benefit plan or other enterprise; provided, however, that the Company shall not indemnify any director or officer in connection with any action by such director or officer against the Company unless the Company shall have consented to such action. The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification to employees and agents of the Company similar to those conferred in this Article VII to directors and officers of the Company. No amendment or repeal of this Article VII shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omission occurring prior to such amendment or repeal.

ARTICLE VIII.

        No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

        The Company reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

        Elections of directors need not be by written ballot unless the bylaws of the Company shall so provide.

2

        IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be executed this    day of December, 2005, in its name by and on its behalf by its                        pursuant to Section 103 of the General Corporation Law of the State of Delaware.

Name:

Title:

3

EXHIBIT B

WORKING CAPITAL ESCROW AGREEMENT

        This Working Capital Escrow Agreement (the "Escrow Agreement") dated as of                        , 2005 (the "Effective Date") by and among Merrill Communications LLC, a Delaware limited liability company ("Parent"), Perry Solomon (the "Stockholder Representative") and LaSalle Bank National Association, as escrow agent hereunder (the "Escrow Agent").

        WHEREAS, Parent, WordWave, Inc., a Delaware corporation (the "Company"), Capture Merger Corp., a Delaware corporation, and Stockholder Representative have entered into that certain Agreement and Plan of Merger, dated as of November     , 2005 (the "Merger Agreement" and capitalized terms used herein and not otherwise defined in this Escrow Agreement shall have the meaning ascribed to them in the Merger Agreement); and

        WHEREAS, the Closing under the Merger Agreement is occurring on the date hereof; and

        WHEREAS, Section 2.01(g) of the Merger Agreement provides for the deposit into escrow of a portion of the Aggregate Merger Consideration as a non-exclusive source of funds to secure the obligations of the Stockholders to Parent under the Working Capital adjustment provisions set forth in Section 2.01(h) of the Merger Agreement, and the parties desire for such deposit to be subject to the terms and conditions set forth herein.

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.    Appointment. Parent and the Stockholder Representative (on behalf of the Stockholders) each hereby appoints the Escrow Agent as the escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.    Working Capital Escrow Fund. Simultaneous with or immediately after the execution and delivery of this Escrow Agreement, Parent is depositing with the Escrow Agent Three Hundred Thousand Dollars ($300,000) (the "Escrow Deposit"). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (collectively, the "Working Capital Escrow Fund") as directed in Section 3.

3.     Investment of Working Capital Escrow Fund; Reports and Records.

  (a)
  During the term of this Escrow Agreement, the Working Capital Escrow Fund shall be invested and reinvested by the Escrow Agent in the Federated Treasury Obligations Fund (Trust Shares) or, as directed in writing signed by both Parent and the Stockholder Representative, other investments of the types listed on Schedule 1 attached hereto. All investment orders involving U.S. Treasury obligations, commercial paper and other direct investments may be executed through broker-dealers selected by the Escrow Agent. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on Schedule 1 or any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Working Capital Escrow Fund.

  (b)
  Each month during the term of this Escrow Agreement, the Escrow Agreement will prepare and send to Parent and the Stockholder Representative a report describing in detail: (i) a summary of receipts and disbursements from the Working Capital Escrow Fund and (ii) a summary of the Escrow Agent's fees and expenses and legal fees and expenses. The Escrow Agent will maintain complete and accurate records concerning all receipts and distributions to and from the Working Capital Escrow Fund.

4.     Disposition and Termination.

  (a)
  The Working Capital Escrow Fund shall secure obligations with respect to amounts payable by the Stockholders to Parent pursuant to the Working Capital adjustment provisions set forth in Section 2.01(h) of the Merger Agreement. Parent and the Stockholder Representative agree and acknowledge that the Working Capital Escrow Fund is a non-exclusive source of funds to secure the Stockholders' obligations under the Working Capital adjustment provisions set forth in Section 2.01(h) of the Merger Agreement and that Parent may pursue other means to obtain such payment if the Working Capital Escrow Fund is exhausted, including, without limitation, exercising its rights under Article VIII of the Merger Agreement. Within five (5) days following the determination of the Final Closing Date Working Capital in accordance with Section 2.01(h) of the Merger Agreement, Parent and Stockholder Representative shall deliver joint written instructions to the Escrow Agent specifying the payments required to be made to Parent and/or the Stockholders from the Working Capital Escrow Fund pursuant to Section 2.01(h) of the Merger Agreement. The Escrow Agent shall make such payments from the Working Capital Escrow Fund within five (5) days following receipt by the Escrow Agent of such joint written instructions. All disbursements from the Working Capital Escrow Fund shall be made by wire transfer of cash in immediately available funds to the person entitled thereto, provided that the Escrow Agent has been provided written wiring instructions for such person.

  (b)
  The escrow provided for hereunder shall terminate upon the disbursement of the aggregate amount of the Working Capital Escrow Fund pursuant to the terms of this Escrow Agreement.

  (c)
  All amounts distributed to the Stockholders will be distributed by the Escrow Agent in their respective Proportional Amounts in accordance with the Merger Agreement. In order to facilitate payments to Stockholders, attached hereto as Schedule 2 is a list of the Stockholders and their respective Proportional Amount. Stockholder Representative will provide addresses and wire instructions to the Escrow Agent prior to the release of funds pursuant to Section 4(a) above.

  (d)
  To the extent any portion of the Working Capital Escrow Fund has not been disbursed to the Stockholders pursuant to subsection (b) above within one (1) year following the date of this Escrow Agreement, the Escrow Agent will promptly deliver any such portion of the Working Capital Escrow Fund to the Parent, and thereafter the Stockholders shall be entitled to look to Parent only as general creditors thereof with respect to any portion of the consideration payable upon due surrender of their Certificates or Company Warrants, without interest.

5.    Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement, including without limitation, the Merger Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments, which may be due it or the Working Capital Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction or arbitrator determines that the Escrow Agent's bad faith, gross negligence or willful misconduct was the primary cause of any loss to Parent, the Stockholders or the Stockholder Representative. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The

2

Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its reasonable opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction (with respect to which the time for filing an appeal or request for reconsideration has lapsed). Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.    Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days' advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect. The Escrow Agent may be removed by the mutual consent of Parent and the Stockholder Representative upon thirty (30) days' prior written notice to the Escrow Agent. No resignation or removal of the Escrow Agent and no appointment of a successor escrow agent, however, shall be effective until the acceptance of appointment by the successor escrow agent in the manner herein provided. In the event of the resignation or removal of the Escrow Agent, Parent and the Stockholder Representative shall agree upon a successor escrow agent. Any successor escrow agent, whether appointed by the mutual agreement of Parent and the Stockholder Representative or otherwise, shall execute and deliver to the Parent and the Stockholder Representative an instrument accepting such appointment and thereupon such successor escrow agent shall, without further act, become vested with all rights, powers and duties of the predecessor escrow agent as if originally named as Escrow Agent. If Parent and the Stockholder Representative are unable to agree upon a successor escrow agent, the Escrow Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor. If the Escrow Agent either resigns or receives a written notice signed by Parent and the Stockholder Representative stating that they have selected another escrow agent, any portion of the Working Capital Escrow Fund invested by the Escrow Agent shall be promptly liquidated, and the Escrow Agent shall deliver the Working Capital Escrow Fund to the successor escrow agent named in the aforesaid notice within ten (10) days of its receipt of such notice. Upon the resignation or removal of the Escrow Agent pursuant to this Section 6, the Escrow Agent shall have the right to withhold an amount equal to any amount then due and owing to the Escrow Agent pursuant to Section 7 hereof. The rights of the Escrow Agent and the obligations of the other parties hereto under Sections 7 and 8 hereof shall survive the resignation or removal of the Escrow Agent.

7.    Fees. Parent shall (a) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which (unless otherwise agreed in writing) shall be as described in Schedule 1, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances (including reasonable attorney's fees and expenses) reasonably incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement. All fees pursuant to this Section 7 shall be borne by Parent and shall be invoiced by the Escrow Agent. Parent shall be liable to the Stockholders for any amounts in the Working Capital Escrow Fund withheld by the Escrow Agent that relate to fees or expenses payable by Parent on account hereof.

8.    Indemnity. Parent and the Stockholders shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (collectively the "indemnitees" and each individually, an "indemnitee") from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow

3

Agent's execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from Parent or the Stockholder Representative, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Working Capital Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder. Without affecting their joint and several indemnification liability to the Escrow Agent under this Section 8, Parent and the Stockholder Representative agree as among Parent and the Stockholders, that any such indemnification liability shall be allocated among them on a fair and equitable basis reflecting the merits of their respective positions and the responsibility of each of them for the controversy or other circumstance with respect to which indemnification is required.

9.    TINs. Parent represents that its correct Taxpayer Identification Number ("TIN") assigned by the Internal Revenue Service or any other taxing authority is set forth in Schedule 1. All interest or other income earned under the Escrow Agreement shall be allocated and/or paid as directed in a joint written direction of Parent and the Stockholder Representative and reported by the recipient to the Internal Revenue Service or any other taxing authority. Notwithstanding such written directions, the Escrow Agent shall report and, as required, pay or withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of the Working Capital Escrow Fund shall be retained in the Working Capital Escrow Fund and reinvested from time to time by the Escrow Agent as provided in Section 3. In the event that any earnings remain undistributed at the end of any calendar year, the Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by Parent and the Stockholder Representative and shall pay from the Working Capital Escrow Fund any federal, state or local income taxes that it is reasonably required to pay to the appropriate authorities.

10.    Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:

  (a)
  upon delivery if delivered personally or upon confirmed transmittal if by facsimile;

  (b)
  the next Business Day (as hereinafter defined) if sent by overnight courier; or

  (c)
  four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth on Schedule 1 or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested;

and addressed to the party to be notified at the address or facsimile number indicated below for such in Schedule 1.

Notwithstanding the foregoing, in the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Section 10, "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth on Schedule 1 is authorized or required by law or executive order to remain closed.

11.    Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior written consent of the other parties. Notwithstanding the foregoing, (a) Parent

4

may assign its rights and obligations hereunder, in whole or in part, to the Company or any of its other affiliates without the consent of the Stockholder Representative or the Escrow Agent, (b) Parent may assign any or all of its rights, but not its obligations, hereunder to any of its lenders as collateral security without the consent of the Stockholder Representative or the Escrow Agent, and (c) any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated shall be the Escrow Agent under this Escrow Agreement without further act. Notwithstanding the foregoing, the Stockholder Representative may assign its rights and obligations to a successor Stockholder Representative appointed pursuant to the Merger Agreement. This Escrow Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York or the Commonwealth of Massachusetts over any dispute arising out of or relating to this Escrow Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that any part of this Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, terrorism, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures on this Escrow Agreement shall be deemed original signatures.

[Remainder of page intentionally left blank; signature page follows.]

5

        IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the Effective Date.

LaSalle Bank National Association, as Escrow Agent

By:

Name:
Title:

Merrill Communications LLC

By:

Name:
Title:

Stockholder Representative

Perry Solomon

[Signature Page to the Escrow Agreement]

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Schedule 1

Name of Parent:	Merrill Communications LLC
Notice Address:	One Merrill Circle St. Paul, MN 55108 Attn: Steven J. Machov Fax: (651) 632-1272
Parent TIN:	[ ]
Name of Stockholder Representative and Notice Address:
Perry Solomon c/o WordWave, Inc. 160 Commonwealth Ave, U-3 Boston, MA 02116
Name of Company:	WordWave, Inc. 160 Commonwealth Ave, U-3 Boston, MA 02116 Attn: Perry L. Solomon Facsimile: (617) 262-7718
Investment:	Money Market Funds in which the Escrow Agent is capable of investing on an automated basis.
U.S. Treasury obligations and other obligations backed by the full faith and credit of the United States Government.
Escrow Agent's Address:	LaSalle Bank National Association Corporate Trust Department 135 South LaSalle Street, Suite 1960 Chicago, IL 60603 Attn: Anthony Veloz Phone: (312) 904-6841 Fax: (312) 904-2236

Schedule 1

Escrow Agent's compensation:

ESCROW AGENT
SCHEDULE OF FEES

Acceptance Fee:	$ 500.00*
Annual Administration Fee:	$2,500.00*
Wire Transfers	$ 20.00 each
Check Preparation and Mailing	$ 25.00 each
1099 Preparation and Reporting	$ 5.00 each ($250 annual minimum if any 1099 reports required for account)

        The Acceptance and first year's Annual Administration Fees are due upon execution of the Escrow Agreement.

*Should the Escrow Account remain open for less than a full year after an initial twelve month period, the Annual Administration Fee will be prorated on a six-month basis.

        Any investment transaction not in a money market fund or a LaSalle Enhanced Liquidity Management account will incur a $150.00 per transaction fee. The parties to the agreement understand and agree that the Escrow Agent may receive certain revenue on certain mutual fund investments. These revenues take one of two forms:

  Shareholder Servicing Payments:    Escrow Agent may receive Shareholder Servicing Payments as compensation for providing certain services for the benefit of the Money Market Fund Company. Shareholder Services typically provided by LaSalle include the maintenance of shareholder ownership records, distributing prospectuses and other shareholder information materials to investors and handling proxy-voting materials. Typically Shareholder Servicing payments are paid under a Money Market Fund's 12b-1 distribution plan and impact the investment performance of the Fund by the amount of the fee. The shareholder servicing fee payable from any money market fund is detailed in the Fund's prospectus that will be provided to you.

  Revenue Sharing Payments:    Escrow Agent may receive revenue sharing payments from a Money Market Fund Company. These payments represent a reallocation to Escrow Agent of a portion of the compensation payable to the fund company in connection with your account's money market fund investment. Revenue Sharing payments constitute a form of fee sharing between the fund company and Escrow Agent and do not, as a general rule, result in any additional charge or expense in connection with a money market fund investment, are not paid under a 12b-1 plan, and do not impact the investment performance of the Fund. The amount of any revenue share, if any, payable to Escrow Agent with respect to your account's investments is available upon request.

        All out-of-pocket expenses will be billed at the Escrow Agent's cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.

Schedule 2

[Weil, Gotshal & Manges LLP letterhead]

EXHIBIT C—FORM OF WGM LEGAL OPINION

            , 2005

Merrill Communications LLC
One Merrill Circle
St. Paul, MN 55108

Ladies and Gentlemen:

        We have acted as counsel to WordWave, Inc. (the "Company") in connection with the preparation, authorization, execution and delivery, and consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of November 18, 2005 by and among the Company, Merrill Communications LLC, Capture Merger Corp., and Perry Solomon as Stockholder Representative (the "Agreement"). Capitalized terms defined in the Agreement and used (but not otherwise defined) herein are used herein as so defined.

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement. As used herein, "to our knowledge" and "of which we are aware" mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Agreement.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

        1.     The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

        2.     The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, divided into 2,916,666 shares of Series A Preferred Stock, 1,818,182 shares of Series B Preferred Stock, and 903,517 Series C Preferred Stock. As of November 18, 2005, there were 5,612,759 shares of common stock, 2,897,107 shares of Series A Preferred Stock, 1,818,182 shares of Series B Preferred Stock and 829,230 shares of Series C Preferred Stock issued and outstanding. All of such outstanding shares are duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and have not been issued in violation of any preemptive rights pursuant to law or in the Company's Certificate of Incorporation. To our knowledge, there are no outstanding securities of the Company convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Company, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other instruments or agreements of any character obligating the Company to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale or transfer of any shares of capital stock of the Company to which the Company is a party except as provided in Section 3.04 of the Company Disclosure Schedule.

        3.     The Company has all requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder. The execution, delivery and performance of the Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. The Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the other parties thereto) constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (i) rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto and (ii) no opinion is expressed with respect to non-competition provisions.

        4.     The execution and delivery by the Company of the Agreement and the performance by the Company of its obligations thereunder will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Certificate of Incorporation or by-laws of the Company, (ii) any of the terms, conditions or provisions of any document, agreement or other instrument listed on Schedule A hereto, (iii) Delaware corporate, New York, or federal law or regulation (other than federal and state securities or blue sky laws, as to which we express no opinion in this paragraph), or (iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Company of which we are aware.

        5.     No consent, approval, waiver, license or authorization or other action by or filing with any Delaware corporate, New York, or federal governmental authority is required in connection with the execution and delivery by the Company of the Agreement, the consummation by the Company of the transactions contemplated thereby or the performance by the Company of its obligations thereunder, except for the filing with the appropriate authorities of the Certificate of Merger and those already obtained, such as the grant of early termination under the HSR Act.

        6.     Except as set forth in Section 3.17 of the Company Disclosure Schedule, to our knowledge, there is no litigation, proceeding or governmental investigation pending or overtly threatened against the Company that relates to any of the transactions contemplated by the Agreement.

        The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware, and the federal laws of the United States, and we express no opinion as to the effect of the laws of any other jurisdiction on the matters covered by this letter.

        The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent

                      Very truly yours,

Schedule A

[To include contracts from Section 3.14 of the Company Disclosure Schedule]

EXHIBIT D

INDEMNIFICATION ESCROW AGREEMENT

        This Indemnification Escrow Agreement (the "Escrow Agreement") dated as of January 3, 2006 (the "Effective Date") by and among Merrill Communications LLC, a Delaware limited liability company ("Parent"), Perry Solomon (the "Stockholder Representative") and LaSalle Bank National Association, as escrow agent hereunder (the "Escrow Agent").

        WHEREAS, Parent, WordWave, Inc., a Delaware corporation (the "Company"), Capture Merger Corp., a Delaware corporation, and the Stockholder Representative have entered into that certain Agreement and Plan of Merger, dated as of November 18, 2005 (the "Merger Agreement" and capitalized terms used herein and not otherwise defined in this Escrow Agreement shall have the meaning ascribed to them in the Merger Agreement); and

        WHEREAS, the Closing under the Merger Agreement is occurring on the date hereof; and

        WHEREAS, Section 2.02(a)(ii) of the Merger Agreement provides for the deposit into escrow of a portion of the Aggregate Merger Consideration as a source of funds to secure the obligations of the Stockholders to Parent under the indemnification provisions set forth in Article VIII of the Merger Agreement, and the parties desire for such deposit to be subject to the terms and conditions set forth herein.

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.    Appointment. Parent and the Stockholder Representative (on behalf of the Stockholders) each hereby appoints the Escrow Agent as the escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.    Escrow Fund. Simultaneous with or immediately after the execution and delivery of this Escrow Agreement, Parent is depositing with the Escrow Agent Eight Million Dollars ($8,000,000) (the "Escrow Deposit"). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (collectively, the "Escrow Fund") as directed in Section 3.

3.     Investment of Escrow Fund; Reports and Records.

  (a)
  During the term of this Escrow Agreement, the Escrow Fund shall be invested and reinvested by the Escrow Agent in the Federated Treasury Obligations Fund (Trust Shares) or, as directed in a writing signed by both Parent and the Stockholder Representative, other investments of the types listed on Schedule 1 attached hereto. All investment orders involving U.S. Treasury obligations, commercial paper and other direct investments may be executed through broker-dealers selected by the Escrow Agent. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on Schedule 1 or any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund.

  (b)
  Each month during the term of this Escrow Agreement, the Escrow Agent will prepare and send to Parent and the Stockholder Representative a report describing in detail: (i) a summary of receipts and disbursements from the Escrow Fund and (ii) a summary of the Escrow Agent's fees and expenses and legal fees and expenses. The Escrow Agent will maintain complete and accurate records concerning all receipts and distributions to and from the Escrow Fund.

4.     Disposition and Termination.

  (a)
  The Escrow Fund shall secure obligations with respect to amounts payable by the Stockholders to any of the Parent Indemnitees pursuant to the indemnification provisions set forth in Article VIII of the Merger Agreement. Claims by any of the Parent Indemnitees for payment out of the Escrow Fund based on the Stockholders' obligations under the indemnification provisions set forth in Article VIII of the Merger Agreement shall hereinafter be referred to, individually, as an "Escrow Claim" and, collectively, as "Escrow Claims." This Escrow Agreement shall not change or modify in any way the events or circumstances which give rise to the obligation of the Stockholders to make any payments pursuant to the Merger Agreement, but shall provide Parent Indemnitees security therefor. The Escrow Agent shall disburse the amounts from time-to-time on deposit in the Escrow Fund as follows:

  (i)
  If any of the Parent Indemnitees desires to make an Escrow Claim, Parent shall deliver to the Escrow Agent and to the Stockholder Representative a notice setting forth such Escrow Claim, which notice shall state in reasonable detail the basis for and dollar amount of the claim in accordance with the terms of the Merger Agreement (the "Notice of Claim"). If the Stockholder Representative desires to dispute such Escrow Claim or any part thereof, the Stockholder Representative shall deliver to the Escrow Agent and Parent a written notice (the "Rebuttal Notice") setting forth in reasonable detail the basis for the dispute of such claim and the portion of such claim (if less than all) which is the subject of the Rebuttal Notice. Stockholder Representative agrees not to object to a Notice of Claim unless the Stockholder Representative in good faith believes that all or a portion (as the case may be) of such claim is not payable to Parent pursuant to the Merger Agreement.

  (ii)
  If, upon the expiration of thirty (30) days after the Notice of Claim has been delivered to the Escrow Agent, the Escrow Agent shall not have received a Rebuttal Notice from the Stockholder Representative, then the Escrow Agent shall distribute to Parent, out of the Escrow Fund, the dollar amount of the Escrow Claim provided for in the Notice of Claim, and the Stockholders and Escrow Agent shall have no further liabilities with respect to the funds so delivered. If, prior to the expiration of such thirty (30) day period, the Escrow Agent shall receive a Rebuttal Notice from the Stockholder Representative, the Escrow Agent shall refrain from distributing to Parent any Escrow Funds that are the subject of the Rebuttal Notice until the Escrow Agent receives either (A) a writing executed by Parent and the Stockholder Representative authorizing the release to Parent of the Escrow Funds that are the subject of the Rebuttal Notice or (B) a final, non-appealable decision of a court of competent jurisdiction presented to the Escrow Agent in writing (which decision shall be certified in writing by the Parent and the Stockholder Representative to the effect that such decision is final and non-appealable) directing the release to Parent of Escrow Funds that are the subject of the Rebuttal Notice

  (iii)
  If any Rebuttal Notice includes an objection to only a portion of an Escrow Claim, the Escrow Agent shall promptly release to Parent an amount of Escrow Funds equal to the portion of the Escrow Claim for which there is no objection; provided, however, that no such partial release by the Escrow Agent shall terminate or otherwise prejudice Parent's rights with respect to amounts claimed in any Notice of Claim which is in excess of the amounts so released.

  (iv)
  On the first business day after April 30, 2007 (the "First Release Date"), the Escrow Agent shall distribute to the Stockholders, an amount, if greater than zero, equal to fifty percent (50%) of (A) the amount then held in the Escrow Fund less (B) the aggregate amount of

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      all Escrow Claims made by the Parent Indemnitees that have been asserted in writing (and furnished to the Escrow Agent) but are unresolved (the "Unresolved Escrow Claims") as of such date. With respect to any then Unresolved Escrow Claim as of such date, promptly following resolution of any such claim pursuant to the procedures set forth in this Section 4(a), the amount, if any, of such claim which has not been paid to Parent in connection with such resolution, and which would have been paid to the Stockholders if the claim had been resolved prior to the First Release Date, shall be promptly paid by the Escrow Agent to the Stockholders.

    (v)
    On the first business day after April 30, 2008 (the "Second Release Date"), the Escrow Agent shall distribute to the Stockholders, an amount, if greater than zero, equal to (A) the amount then held in the Escrow Fund less (B) the aggregate amount of all Unresolved Escrow Claims as of such date.

  (b)
  This Escrow Agreement shall continue until the resolution of the Unresolved Escrow Claims, and during such continuance, the Escrow Agent shall continue to hold that portion of the Escrow Fund up to the amount of the outstanding Unresolved Escrow Claims only, with the balance of the Escrow Fund being distributed in accordance with subparagraph (v). Upon resolution of all Unresolved Escrow Claims, and the payment of all amounts payable to Parent with respect thereto, the Escrow Agent shall distribute to the Stockholders the balance of the Escrow Fund. To the extent any portion of the Escrow Fund has not been disbursed to the Stockholders pursuant to the preceding sentence within three (3) months following the resolution of all Unresolved Escrow Claims, and the payment of all amounts payable to Parent with respect thereto, the Escrow Agent will promptly deliver any such portion of the Escrow Fund to the Parent, and thereafter the Stockholders shall be entitled to look to Parent only as general creditors thereof with respect to any portion of the consideration payable upon due surrender of their Certificates, Company Stock Options or Company Warrants, without interest.

  (c)
  The escrow provided for hereunder shall terminate upon the disbursement of the aggregate amount of the Escrow Fund pursuant to the terms of this Escrow Agreement.

  (d)
  All amounts distributed to the Stockholders will be distributed by the Escrow Agent in their respective Proportional Amounts. In order to facilitate payments to Stockholders, attached hereto as Schedule 2 is a list of the Stockholders and their respective Proportional Amount. Stockholder Representative will provide addresses and wire instructions to the Escrow Agent prior to the First Release Date.

  (e)
  All disbursements from the Escrow Fund to Parent pursuant to this Escrow Agreement shall be made by wire transfer of cash to an account specified by Parent in writing to the Escrow Agent.

5.    Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement, including, without limitation, the Merger Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments, which may be due it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction or arbitrator determines that the Escrow Agent's bad faith, gross negligence or willful misconduct was the primary cause of any loss to Parent, the Stockholders or the Stockholder Representative. The Escrow Agent

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may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its reasonable opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction (with respect to which the time for filing an appeal or request for reconsideration has lapsed). Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.    Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days' advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect. The Escrow Agent may be removed by the mutual consent of Parent and the Stockholder Representative upon thirty (30) days' prior written notice to the Escrow Agent. No resignation or removal of the Escrow Agent and no appointment of a successor escrow agent, however, shall be effective until the acceptance of appointment by the successor escrow agent in the manner herein provided. In the event of the resignation or removal of the Escrow Agent, Parent and the Stockholder Representative shall agree upon a successor escrow agent. Any successor escrow agent, whether appointed by the mutual agreement of Parent and the Stockholder Representative or otherwise, shall execute and deliver to the Parent and the Stockholder Representative an instrument accepting such appointment and thereupon such successor escrow agent shall, without further act, become vested with all rights, powers and duties of the predecessor escrow agent as if originally named as Escrow Agent. If Parent and the Stockholder Representative are unable to agree upon a successor escrow agent, the Escrow Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor. If the Escrow Agent either resigns or receives a written notice signed by Parent and the Stockholder Representative stating that they have selected another escrow agent, any portion of the Escrow Fund invested by the Escrow Agent shall be promptly liquidated, and the Escrow Agent shall deliver the Escrow Fund to the successor escrow agent named in the aforesaid notice within ten (10) days of its receipt of such notice. Upon the resignation or removal of the Escrow Agent pursuant to this Section 6, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent pursuant to Section 7 hereof. The rights of the Escrow Agent and the obligations of the other parties hereto under Sections 7 and 8 hereof shall survive the resignation or removal of the Escrow Agent.

7.    Fees. Parent shall (a) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 1, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances (including reasonable attorney's fees and expenses) reasonably incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement. All fees pursuant to this Section 7 shall be borne by Parent and shall be invoiced by the Escrow Agent. Parent shall be liable to the Stockholders for any amounts in the Escrow Fund withheld by the Escrow Agent that relate to fees or expenses payable by Parent on account hereof.

8.    Indemnity. Parent and the Stockholders shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (collectively the

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"indemnitees" and each individually, an "indemnitee") from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the bad faith, gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from Parent or the Stockholder Representative, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder. Without affecting their joint and several indemnification liability to the Escrow Agent under this Section 8, Parent and the Stockholder Representative (on behalf of the Stockholders) agree as among themselves that any such indemnification liability shall be allocated among them on a fair and equitable basis reflecting the merits of their respective positions and the responsibility of each of them for the controversy or other circumstance with respect to which indemnification is required.

9.    TINs. Parent represents that its correct Taxpayer Identification Number ("TIN") assigned by the Internal Revenue Service or any other taxing authority is set forth in Schedule 1. All interest or other income earned under the Escrow Agreement shall be allocated and/or paid as directed in a joint written direction of Parent and the Stockholder Representative and reported by the recipient to the Internal Revenue Service or any other taxing authority. Notwithstanding such written directions, the Escrow Agent shall report and, as required, pay or withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in Section 3. In the event that any earnings remain undistributed at the end of any calendar year, the Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by Parent and the Stockholder Representative and shall pay from the Escrow Fund any federal, state or local income taxes that it is reasonably required to pay to the appropriate authorities.

10.    Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:

  (a)
  upon delivery if delivered personally or upon confirmed transmittal if by facsimile;

  (b)
  on the next Business Day (as hereinafter defined) if sent by overnight courier; or

  (c)
  four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth on Schedule 1 or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

and addressed to the party to be notified at the address or facsimile number indicated below for such in Schedule 1.

Notwithstanding the foregoing, in the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Section 10, "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Schedule 1 above is authorized or required by law or executive order to remain closed.

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11.    Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior written consent of the other parties. Notwithstanding the foregoing, (a) Parent may assign its rights and obligations hereunder, in whole or in part, to the Company or any of its other affiliates without the consent of the Stockholder Representative or the Escrow Agent, (b) Parent may assign any or all of its rights, but not its obligations, hereunder to any of its lenders as collateral security without the consent of the Stockholder Representative or the Escrow Agent, and (c) any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated shall be the Escrow Agent under this Escrow Agreement without further act. Notwithstanding the foregoing, the Stockholder Representative may assign its rights and obligations to a successor Stockholder Representative appointed pursuant to the Merger Agreement. This Escrow Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York or the Commonwealth of Massachusetts over any dispute arising out of or relating to this Escrow Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that any part of this Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, terrorism, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures on this Escrow Agreement shall be deemed original signatures.

[Remainder of page intentionally left blank; signature page follows.]

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        IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the Effective Date.

LaSalle Bank National Association, as Escrow Agent

By:

Name:
Title:

Merrill Communications LLC

By:

Name:
Title:

Stockholder Representative

Perry Solomon

[Signature Page to the Escrow Agreement]

7

Schedule 1

Name of Parent: Notice Address:	Merrill Communications LLC One Merrill Circle St. Paul, MN 55108 Attn: Steven J. Machov Fax: (651) 632-1272
Parent TIN:	41-2007271
Name of Stockholder Representative and Notice Address:
Perry Solomon c/o WordWave, Inc. 160 Commonwealth Ave, U-3 Boston, MA 02116
Name of Company:	WordWave, Inc. 160 Commonwealth Ave, U-3 Boston, MA 02116 Attn: Perry L. Solomon Facsimile: (617) 262-7718
Investment:	Money Market Funds in which the Escrow Agent is capable of investing on an automated basis.
U.S. Treasury obligations and other obligations backed by the full faith and credit of the United States Government.
Escrow Agent's Address:	LaSalle Bank National Association Corporate Trust Department 135 South LaSalle Street, Suite 1960 Chicago, IL 60603 Attn: Anthony Veloz Phone: (312) 904-6841 Fax: (312) 904-2236

8

Schedule 1

Escrow Agent's compensation:

ESCROW AGENT
SCHEDULE OF FEES

Acceptance Fee:	$500.00	*
Annual Administration Fee:	$2,500.00	*
Wire Transfers	$20.00		each
Check Preparation and Mailing	$25.00		each
1099 Preparation and Reporting	$5.00		each ($250 annual minimum if any 1099 reports required for account)

        The Acceptance and first year's Annual Administration Fees are due upon execution of the Escrow Agreement.

*Should the Escrow Account remain open for less than a full year after an initial twelve month period, the Annual Administration Fee will be prorated on a six-month basis.

        Any investment transaction not in a money market fund or a LaSalle Enhanced Liquidity Management account will incur a $150.00 per transaction fee. The parties to the agreement understand and agree that the Escrow Agent may receive certain revenue on certain mutual fund investments. These revenues take one of two forms:

  Shareholder Servicing Payments:    Escrow Agent may receive Shareholder Servicing Payments as compensation for providing certain services for the benefit of the Money Market Fund Company. Shareholder Services typically provided by LaSalle include the maintenance of shareholder ownership records, distributing prospectuses and other shareholder information materials to investors and handling proxy-voting materials. Typically Shareholder Servicing payments are paid under a Money Market Fund's 12b-1 distribution plan and impact the investment performance of the Fund by the amount of the fee. The shareholder servicing fee payable from any money market fund is detailed in the Fund's prospectus that will be provided to you.

  Revenue Sharing Payments:    Escrow Agent may receive revenue sharing payments from a Money Market Fund Company. These payments represent a reallocation to Escrow Agent of a portion of the compensation payable to the fund company in connection with your account's money market fund investment. Revenue Sharing payments constitute a form of fee sharing between the fund company and Escrow Agent and do not, as a general rule, result in any additional charge or expense in connection with a money market fund investment, are not paid under a 12b-1 plan, and do not impact the investment performance of the Fund. The amount of any revenue share, if any, payable to Escrow Agent with respect to your account's investments is available upon request.

        All out-of-pocket expenses will be billed at the Escrow Agent's cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.

Schedule 2

EXHIBIT E

PAYING AGENT AGREEMENT

        This Paying Agent Agreement (this "Agreement"), is effective as of                        , 2005, and is entered into by and among LaSalle Bank National Association ("Paying Agent"), Perry Solomon (the "Stockholder Representative") and Merrill Communications LLC, a Delaware limited liability company ("Parent"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

        A.    Parent, WordWave, Inc. a Delaware corporation (the "Company"), Capture Merger Corp., and Stockholder Representative have entered into that certain Agreement and Plan of Merger, dated as of November 18, 2005 (the "Merger Agreement"), which provides for Capture Merger Corp. to be merged with and into the Company (the "Merger"), with the Company as the surviving corporation. A copy of the Merger Agreement is attached hereto as Exhibit A.

        B.    The Merger Agreement provides that, at the Effective Time, holders of Company Capital Stock shall have the right to receive a portion of the Aggregate Merger Consideration.

        C.    Section 2.02 of the Merger Agreement provides that Parent shall pay the Aggregate Merger Consideration payable at Closing to the holders of Company Capital Stock to Paying Agent.

        D.    Parent and Stockholder Representative desire to appoint Paying Agent as Paying Agent under the Merger Agreement, and Paying Agent is willing to accept such appointment and be bound as set forth herein, subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Stockholder Representative and Paying Agent agree as follows:

Article I.

        Section 1.01    Establishment of the Account(s).    Prior to the Effective Time, Paying Agent shall establish such segregated accounts ("Account(s)") as Parent and Stockholder Representative designate to receive and disburse the Aggregate Merger Consideration to holders of Company Capital Stock.

        Section 1.02    Deposits into the Account(s) and Investment.    Following the deposit of the applicable portion of Aggregate Merger Consideration (excluding any Earn-Out Payment) in to the Account(s) by Parent, it shall be invested in accordance with Exhibit B attached hereto.

        Section 1.03    Exchange and Disbursement of the Merger Consideration.

  (a)
  Stockholder Representative has on or prior to the date hereof provided Paying Agent with a true and complete list of all holders of the Company Capital Stock, (the "Holders"), attached hereto as Exhibit C (the "Company Holders Schedule"). The Company Holders Schedule shall include the following information: (i) Certificate number, as applicable; (ii) Holder of record; (iii) Holder's address and tax identification number; (iv) number of shares and class of Company Capital Stock represented by the Certificate, as applicable; and (v) amount of Merger Consideration to be paid, as applicable.

  (b)
  As promptly as practical after the date of this Agreement but prior to the Effective Time, Paying Agent shall send by first-class mail a letter of transmittal and related instructions, in substantially the form attached hereto as Exhibit D (the "Letter of Transmittal"), together with a return envelope addressed to Paying Agent, to each Holder of Company Capital Stock listed on the Company Holders Schedule, advising each such Holder of the procedure for receiving payment of the Merger Consideration to which such Holder is entitled pursuant to the Merger Agreement.

  (c)
  Paying Agent will examine each of the Letters of Transmittal received to ascertain whether the Letters of Transmittal and any other relevant documents are duly executed and properly completed in accordance with the instructions set forth therein.

  (d)
  In the case of a properly completed and returned Letter of Transmittal and tendered Certificate(s) from a Holder, Paying Agent shall, as soon as practicable after the Effective Time, mail by first-class mail to such Holder a check made payable to such Holder in the amount of the Merger Consideration set forth in the Company Holders Schedule; provided, however, that in the case such Holder is entitled to receive at least One Hundred Thousand Dollars ($100,000) of Aggregate Merger Consideration, Paying Agent shall make payment of the Merger Consideration by wire transfer to such Holder's account as may be specified by Stockholder Representative. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

  (e)
  Certificates surrendered with the Letters of Transmittal shall be cancelled. Paying Agent shall keep and maintain complete and accurate ledgers showing all Certificates and Letters of Transmittal sent by and delivered to it and all payments to Holders made pursuant to this Agreement. Paying Agent shall cancel and return to Parent any Certificates delivered for exchange after termination of this Agreement.

  (f)
  In cases where a Letter of Transmittal has been improperly completed or executed, or where a Certificate is not in proper form for transfer, or if some other irregularity exists in connection with the surrender of Certificates, Paying Agent will endeavor to take such actions as are necessary to cause such irregularity to be corrected. Paying Agent will promptly respond to any telephone or mail requests for information relating to the surrender of Certificates the payment of the Merger Consideration.

  (g)
  If any Holder shall report that such Holder's failure to surrender any Certificate registered in the Holder's name is due to the loss, theft, misplacement or destruction of such Certificate, Paying Agent shall require such Holder to furnish a bond or indemnity agreement in a form satisfactory to Paying Agent before delivering to such Holder or Holder's transferee the Merger Consideration to which such Holder is entitled.

        Section 1.04    Tax Returns and Reports.    Paying Agreement agrees to be responsible for the preparation, filing and provision of all Tax Returns and reports associated with the funds in the Account(s), including, without limitation, provision of Forms 1099B (as applicable) to the applicable parties. For federal and state income tax purposes, the Accounts will be deemed to have been received in the [2005/2006] tax year.

        Section 1.05    Rights of Paying Agent.

  (a)
  If any amounts to be distributed pursuant to this Agreement are at any time attached, garnished or levied upon under any court order or in the event the payment of any amounts to be distributed pursuant to this Agreement shall be stayed or enjoined by any court order, or in case any order, writ, judgment or decree shall be made or entered by any court affecting such amounts or any part thereof, then and in any of such events, Paying Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel is binding upon it. If Paying Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties to this Agreement or to any other person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

2

  (b)
  Paying Agent shall not be liable for any act taken or omitted under this Agreement if taken or omitted by it in good faith and in the exercise of reasonable care under the circumstances. Paying Agent shall also be fully protected in relying upon the Company Holders Schedule, any written direction from any authorized officer of Parent, or any written notice, demand, certificate or document that it in reasonably good faith believes to be genuine (including facsimiles thereof) and to have been signed by the proper party or parties.

        Section 1.06    Indemnification of Paying Agent.    Parent hereby agrees to indemnify Paying Agent from and against any and all costs, losses, liabilities, and expenses (including reasonable outside counsel fees and disbursements) and claims imposed upon or asserted against Paying Agent in respect of any action taken or omitted to be taken by Paying Agent in connection with the performance of its duties under this Agreement. If Paying Agent becomes entitled to indemnity hereunder, Paying Agent will give prompt written notice to Parent and the Stockholder Representative of any claim or of the commencement of any action or proceeding with respect to which Paying Agent seeks indemnification pursuant hereto; provided, however, that the failure to so notify Parent and the Stockholder Representative will not relieve Parent and the Stockholders from any obligation or liability except to the extent that Parent and the Stockholders have been prejudiced by such failure. If such an action or proceeding is brought against Paying Agent, Parent and the Stockholder Representative will be entitled to participate therein and, to the extent they may elect by written notice delivered to Paying Agent promptly after receiving the notice referred to in the immediately preceding sentence, to assume the defense thereof with counsel reasonably satisfactory to Paying Agent; provided, however, that Paying Agent will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim. Notwithstanding anything in this Section 1.6 or this Agreement to the contrary: (a) Parent and the Stockholders will not be liable for the settlement of any action or proceeding effected without their prior written consent, (b) Parent and the Stockholders will not be liable for any costs, losses, liabilities, expenses or claims to the extent they arise out of Paying Agent's bad faith, negligence or willful misconduct, and (c) in no event shall Parent's and the Stockholders' indemnification obligations hereunder exceed the amount of the fees paid by Parent hereunder. This Section 1.6 will survive any termination of this Agreement.

        Section 1.07    Fees and Expenses of Paying Agent.    Parent agrees to pay the reasonable and customary fees of Paying Agent for the services of Paying Agent hereunder or in connection herewith and to reimburse Paying Agent for all reasonable out-of-pocket expenses incurred by it pursuant to or in connection with its services hereunder, all as set forth in the fee schedule attached as Exhibit E hereto. Such fees are intended as full compensation for Paying Agent's services as contemplated by this Agreement.

Article II.

        Section 2.01    Termination of Agreement.    The parties agree that, unless terminated or extended in writing by the parties hereto, this Agreement shall terminate one (1) year after the Effective Time; provided, however, Paying Agent's rights to indemnity and to receive payment of its fees and expenses hereunder shall survive any termination of this Agreement. Any funds held in the Account(s) (including any interest or other income received with respect thereto) which remain undistributed at the time of such termination shall be immediately delivered to Parent upon demand.

3

Article III.

        Section 3.01    Notices.    All notices, requests, consents or other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand, telecopy, overnight delivery service, or first-class mail, postage prepaid and in each case addressed as follows:

        if to Paying Agent, to:

        LaSalle Bank National Association
        Corporate Trust Department
        135 South LaSalle Street, Suite 1960
        Chicago, IL 60603
        Attn: Arlene Kaminski
        Phone: (312) 904-2312
        Fax: (312) 904-2236

        if to Merrill Communications LLC, to:

        Merrill Communications LLC
        One Merrill Circle
        St. Paul, MN 55108
        Attn: Steven J. Machov
        Phone: (651) 632-1272
        Fax: (651) 632-1272

        if to Stockholder Representative, to:

        Perry Solomon
        c/o WordWave, Inc.
        160 Commonwealth Ave, U-3
        Boston, MA 02116
        Tel: (617) 239-1815
        Fax: (617) 262-7718

        Any party by written notice to the other parties pursuant to this Section 3.01 may change the address, facsimile number or the persons to whom notices or copies thereof shall be directed.

        Section 3.02    Assignment.    This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of the parties to this Agreement. No rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties hereto.

        Section 3.03    Amendments.    This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

        Section 3.04    Waivers.    Any waiver by any party hereto of any breach of or failure to comply with any provision of this Agreement by any other party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

        Section 3.05    Construction.    The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement. Unless otherwise stated, references to Sections and Exhibits are references to sections of or exhibits to this Agreement.

4

        Section 3.06    Third Parties.    Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the parties to this Agreement, any right, benefit or remedy under or by reason of this Agreement.

        Section 3.07    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed any original and all of which together shall constitute a single instrument.

        Section 3.08    Choice of Law and Jurisdiction.    This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York or the Commonwealth of Massachusetts over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        Section 3.09    Severability.    In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

        [SIGNATURES ON FOLLOWING PAGE]

5

        IN WITNESS WHEREOF, the parties hereto have caused this Paying Agent Agreement to be executed by their authorized officers as of the date first written above.

LASALLE BANK NATIONAL ASSOCIATION
By:

Name:

Title:

MERRILL COMMUNICATIONS LLC
By:

Name:

Title:

STOCKHOLDER REPRESENTATIVE
Perry Solomon

6

EXHIBIT A

Merger Agreement

[Attached]

7

EXHIBIT B

Investment Directions

Federated Treasury Obligations Fund (Trust Shares)

8

EXHIBIT C

Company Stock Schedule

[Attached]

9

EXHIBIT D

Letter of Transmittal

[Attached]

10

EXHIBIT E

Exchange Agent Fee Schedule

(a)	Acceptance Fee:	$500.00
(b)	Document review
	Administration Fee:	$3,500.00
	Account set-up, records conversion, letter of transmittal development and general administration
	Address, mail letters of transmittals	No Charge
	Mail material to shareholders by addressing the letter of transmittal and a 9 × 12 mailing envelope
	Each letter of transmittal:	$15.00 each
	Receive and review transmittals, verify and cancel certificates presented, data enter payment information, issue and mail checks, reconcile paid checks
	Option holders	$12.00 each
	(from spreadsheet provided to us and includes payment of net and gross tax reporting, if any)
	1099B issuance and reporting:	No Charge
	Enter reportable data, withhold taxes as required, issue form 1099B to recipient and report all information to the Internal Revenue Service
	Each wire	$45.00
	Send funds electronically to selected shareholders and provide federal reference numbers when requested

        Additional out of pocket expenses to include, but not limited to, postage, cost of envelopes, cost of form 1099B and other miscellaneous expenses.

11

Schedule 2.01(h)

WORKING CAPITAL CALCULATION

        Working Capital shall be calculated from a balance sheet that is prepared using the same accounting practices, methods, policies and procedures, with consistent classification, judgments and estimation methodology as were used by the Company in the December 31, 2004 audited balance sheet of the Company included in the Financial Statements (as defined in the Agreement) except to the extent inconsistent with GAAP (as defined in the Agreement) and except as otherwise contemplated in this Schedule 2.01(h) or in Section 2.01(h) of the Agreement.

Calculation of Working Capital Adjustment

Current Assets	$
Less Cash		(	)
Less deferred tax assets		(	)
Less any Transaction Tax Benefits		(	)
Plus all pending tax refunds applied for and previous year over-payments applied to 2005 by Company or any Subsidiary		(	)
Plus any tax payments made in 2005 in respect of 2005 taxes

Total Working Capital Assets	$
Current Liabilities (adjusted)(1)	$
Less current portion of Indebtedness for borrowed money and accrued interest thereon		(	)
Less a liability reserve for taxes of $1,100,000		(1,100,000)
Less reserves for deferred Taxes(2)		(	)
Plus Transaction Expenses (to the extent not paid)
Plus special bonus or noncompetition payments owing to employees (to the extent not paid)
Plus regular bonus and commission amounts for employees prorated through the Closing Date (to the extent not paid)
Plus all paid time off through the Closing Date (to the extent not paid)

Total Working Capital Liabilities	$
Working Capital Assets	$
Less Working Capital Liabilities		(	)
Working Capital

(1)
Equals Current Liabilities less obligations under capital leases, negative cash, and accrued interest (to the extent not double counted).

(2)
Established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standard No. 109 to the extent such reserves are included in current liabilities.

Schedule 5.03

Certain Changes or Events

1.
In connection with the Closing, the Company will terminate the Fourth Amended and Restated Revolving Credit and Term Loan Agreement (representing a $60 million refinancing of loan facility) dated January 20, 2005, as amended April 12, 2005, May 9, 2005, July 21, 2005, and August 30, 2005, between WordWave, Inc., and Bank of America, N.A.

2.
In connection with the Closing, the Company will terminate the Swap agreement, dated July 20, 2005, between WordWave, Inc., and Bank of America, N.A.

3.
Take any appropriate action pursuant to Section 5.19.

2

Schedule 5.14(h)

CLOSING EXPENSES

Sagent Advisors Fee
Legal Fees
Accounting Fees
Termination Expenses relating to B of A Swap Agreement
Deferred Financing Charges Write-Off
Misc transaction expenses
Investment Banking Expenses
Investment Banking Deal Fee
Expenses relating to Stock Options

3

Schedule 6.01

Consents

None.

4

Schedule 8.02(e)

1.
The Company's oral agreement with Rosemary Koziol which gives Ms. Koziol the option of selling all of her shares of Company Common Stock (17,777 shares) to the Company at a purchase price per share equal to the fair market value as of the put date.

2.
The failure of Smith Bernal WordWave Limited New Zealand to meet its annual filing obligations.

3.
All Losses (including any costs, expenses and attorneys fees) arising from or related to any claim by any Stockholder that the Company is required to purchase its shares of Company Capital Stock at a purchase price greater than the Merger Consideration.

4.
Any severance payment in excess of AU$116,000 that is owed to Jason Woolridge in connection with the termination of his employment from WordWave International PTY Ltd.

5

Schedule 8.02(f)

1.
Uninsured real property and personal property damage in Biloxi, MS as a result of Hurricane Katrina.

6

QuickLinks

  Exhibit 10.30
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF WORDWAVE, INC.
  EXHIBIT B
WORKING CAPITAL ESCROW AGREEMENT
Schedule 1
Schedule 1
ESCROW AGENT SCHEDULE OF FEES
Schedule 2
  EXHIBIT D
INDEMNIFICATION ESCROW AGREEMENT
Schedule 1
Schedule 1
ESCROW AGENT SCHEDULE OF FEES
Schedule 2
  EXHIBIT E
PAYING AGENT AGREEMENT
RECITALS
Article I.
Article II.
Article III.
Schedule 2.01(h)
Schedule 5.03
Certain Changes or Events
Schedule 5.14(h)
CLOSING EXPENSES
Schedule 6.01
Schedule 8.02(e)